SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MILLIPORE CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐ Check	box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2008

To the Shareholders of

Millipore Corporation

The Annual Meeting of Shareholders (the “Annual Meeting”) of Millipore Corporation (“Millipore” or “the Company”) for 2008 will be held at Millipore’s headquarters, 290 Concord Road, Billerica, Massachusetts 01821 on Thursday, May 8, 2008 at 10:00 a.m. local time, for the following purposes:

1.	To elect for a three-year term (expiring in 2011) the three Class III Directors;

2.	To consider and act upon a proposal to ratify PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for 2008;

3.	To consider and act upon a proposal to approve the adoption of the Millipore Corporation 2008 Stock Incentive Plan, as described in the accompanying proxy statement; and

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Shareholders of record on the books of Millipore at the close of business on March 10, 2008, will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors
Jeffrey Rudin, Secretary

Billerica, Massachusetts

March 25, 2008

Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to assure your representation at the meeting.

MILLIPORE CORPORATION

290 Concord Road

Billerica, Massachusetts 01821

978 715-4321

PROXY STATEMENT

This Proxy Statement is being furnished to shareholders of Millipore Corporation in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Millipore, and at any adjournments thereof. The meeting will be held at our headquarters, 290 Concord Road, Billerica, Massachusetts 01821 on Thursday, May 8, 2008 at 10:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors.

The Board of Directors of Millipore (the “Board”) has fixed the close of business on March 10, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of March 10, 2008 there were approximately 55,064,000 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each shareholder is entitled to one vote per share of Common Stock held by such shareholder on each matter submitted to a vote.

Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), Millipore is now furnishing proxy materials to shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. Shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about March 25, 2008. It is Millipore’s belief that this new process will conserve natural resources and reduce the costs of printing and distributing proxy materials.

All properly executed proxies will be voted at the meeting in accordance with the instructions contained in the notice. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors listed below, FOR Item 2 in the accompanying Notice of Proxy, FOR Item 3 in the accompanying Notice of Proxy, and otherwise in the discretion of the proxies. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Secretary of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

We will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails by the Directors, officers and employees of Millipore, without additional compensation to them. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust

Company, you are considered a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials has been sent directly to you by Broadridge Financial Solutions, Inc. (“Broadridge”). If you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice of Internet Availability of Proxy Materials is being forwarded to you. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services.

CONFIDENTIAL VOTING POLICY

We have a Confidential Shareholder Voting Policy in effect which is intended to encourage shareholders to cast votes on issues presented to them as shareholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that we will arrange for the tabulation of all shareholder votes by representatives of Broadridge or by persons who are otherwise unaffiliated with Millipore and not employed by us. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any shareholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of shareholders.

Our Confidential Voting Policy does not interfere with the entitlement of our officers, employees and agents to seek the identity of those shareholders who have not voted for the purpose of encouraging them to do so.

In the event of a proxy contest, or the like, we need not abide by our policy of confidentiality unless the opposition similarly agrees to do so.

Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by our shareholders.

We have retained Broadridge to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and we have instructed Broadridge as to Millipore’s Confidential Shareholder Voting Policy.

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by shareholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker “non votes” will be considered a vote “Against” the matter; when the matter to be acted upon requires only a favorable vote by shareholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote “Against” the matter; but broker “non votes” will have no affect on the outcome, i.e., they will not be considered.

MANAGEMENT AND ELECTION OF DIRECTORS

Millipore’s By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies). Pursuant to the New York Stock Exchange (“NYSE”) listing standards applicable to corporate governance, our Board of Directors has determined that all of its members, with the exception of Dr. Madaus, are independent of the Company and its management. No member, except Dr. Madaus, has a material relationship with the Company.

Millipore shareholders this year will be voting on the election of the three individuals identified as Class III Directors, whose terms will expire at the Annual Meeting of Shareholders in 2011. Each nominee in Class III is now a Director of Millipore and was elected as such at the 2005 Annual Meeting of Shareholders. All nominees have been designated as such by the Board of Directors based on the recommendations of the Governance and Public Policy Committee, none of the members of which is an employee of Millipore. Seven Directors will continue in office for the remainder of the terms indicated below.

Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A shareholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

A favorable vote by shareholders who hold at least a plurality of the Common Stock of Millipore present or represented by proxy at the Annual Meeting and voting thereon is required for the election of the Class III Directors.

The Board recommends a vote FOR all nominees to serve as Class III Directors.

Nominees for Election as Directors for Terms Expiring in 2011 (Class III)

Melvin D. Booth, 62, Retired President and Chief Operating Officer, MedImmune, Inc.

Mr. Booth has been a Director of Millipore since 2004 and is currently the Lead Director.

Mr. Booth received an undergraduate degree from Northwest Missouri State University in 1967 and holds an honorary Doctor of Science degree. He received his Certified Public Accounting (C.P.A.) designation in 1972. From 1967-1968, Mr. Booth practiced public accounting with McGladrey & Pullen. In 1968, he joined Kwik-Way Industries, Inc., a manufacturer of precision machine tools for the automotive after-market, as corporate controller and subsequently became Vice President of Finance. In 1975, Mr. Booth joined Den-Tal-Ez, Inc., a manufacturer of major equipment for dental offices, as Vice President of Finance and subsequently became Executive Vice President, responsible for U.S. operations. Syntex, Inc. acquired Den-Tal-Ez, Inc. in 1979 and Mr. Booth became President of Syntex Dental Products, Inc. in 1981. Mr. Booth was with Syntex, Inc., primarily a pharmaceutical company, from 1979 to 1995, where he held a variety of positions, including serving as President, Syntex Dental Products from 1981 to 1986 and President of Syntex, Inc. Canada from 1986-1991. From 1991-1992, he served as an area Vice President of Syntex, Inc. Mr. Booth served as the President of Syntex Pharmaceuticals Pacific from 1992-1993. He served as Vice President of Syntex Corporation from 1992 to mid-1995, including being President of Syntex Laboratories, Inc., Syntex’s U.S. pharmaceuticals business. Mr. Booth was President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sciences, Inc., a global biopharmaceutical company, from July 1995 until October 1998. From 1998 until his retirement at the end of 2003, Mr. Booth was President and Chief Operating Officer of MedImmune, Inc., a biotechnology company. Mr. Booth was a member of the Board of Directors of MedImmune, Inc. from 1998 until March 2005. Mr. Booth has been active in the U.S. pharmaceutical industry organizations and is the past chairman of the Pharmaceuticals Manufacturers Association of Canada. Mr. Booth currently serves on the board of Ventria BioScience and is Chairman of the Boards of Prestwick Pharmaceuticals, Inc. and PRA International, Inc. Mr. Booth is active in many educational and philanthropic causes, including the establishment of The Melvin and Valorie Booth College of Business and Professional Studies at Northwest Missouri State University.

Maureen A. Hendricks, 56, Former Managing Director, Salomon Smith Barney, Inc.

Mrs. Hendricks has been a Director of Millipore since 1995 and is currently Chairwoman of the Governance and Public Policy Committee and a Member of the Management Development and Compensation Committee.

Mrs. Hendricks received her A.B. Degree from Smith College in 1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984- 1988) and Structured Finance (1988-1991). From 1991-1993, Mrs. Hendricks served as the senior manager of the firm’s European Equities and Equity Derivatives business in London, England and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm’s Global Debt Capital Markets and had responsibility for the firm’s corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named

Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. Upon the acquisition of Salomon Brothers by The Travelers Group and the latter’s subsequent merger with Citicorp, she became Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks was an Advisory Managing Director of Salomon Smith Barney from May 2001 until January, 2003. Mrs. Hendricks is also the Chairwoman of the Audit Committee and a member of the Compensation Committee and the Nominating and Governance Committee of NTR Acquisition Co. which completed an initial public offering in January, 2007. Mrs. Hendricks previously served on the Board of Directors of Bimini Capital Management, Inc., the Young Women’s Christian Association (YWCA) of the U.S.A., and the New Jersey Shakespeare Festival.

Martin D. Madaus, Ph.D., 48, Chairman, President and Chief Executive Officer, Millipore Corporation

Dr. Madaus received a Doctor of Veterinary Medicine degree from the University of Munich (Germany) in 1985 and a Ph.D. in Veterinary Medicine from the Veterinary School of Hanover (Germany) in 1988.

From 1989-1996, Dr. Madaus served in various positions of increasing responsibility both in Germany and the U.S. at Boehringer Mannheim, a manufacturer of pharmaceutical drugs and diagnostic technologies and products, including: Product Manager (1989-1992); Director, Marketing Support (1992-1994); International Product Management (1995); and Director of Product Planning (1996). In 1996, Dr. Madaus became President and General Manager of Boehringer Mannheim Canada. In 1998, Hoffman La Roche, a leading pharmaceutical and diagnostics company acquired Boehringer Mannheim. He led the integration of the Diagnostics businesses in Canada and continued to serve as President of Roche Diagnostics Canada until 1999. In 1999 he became Vice President of Business Development of Roche Molecular Systems. From 2000 until December 2004, Dr. Madaus served as President and Chief Executive Officer of Roche Diagnostics Corporation (Indiana). On January 1, 2005, Dr. Madaus joined Millipore as President, Chief Executive Officer and as a Director. In February 2005, Dr. Madaus was elected Chairman of the Board effective March 1, 2005. Dr. Madaus also serves as a board member of each of the New England Healthcare Initiative, the Analytical & Life Science Systems Association, the Massachusetts High Technology Council, Predictive Biosciences, Inc., a privately held company in Lexington, MA and the YMCA of Greater Boston.

DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2009 Annual Meeting of Shareholders (Class I)

Rolf A. Classon, 62, Chairman of the Board, Hillenbrand Industries, Inc.

Mr. Classon has been a Director of Millipore since December 2005 and is currently a Member of the Governance and Public Policy Committee and the Technology Committee.

Mr. Classon received a degree in Chemical Engineering from Gothenburg School of Engineering (Sweden) in 1965 and a politices magister degree (MBA equivalent) in 1969 from the University of Gothenburg (Sweden). In 1969, Mr. Classon joined Pharmacia AB, a developer and global supplier of pharmaceuticals, chemicals, instruments and expertise for biological and biotechnological research products and served in positions of increasing responsibility until 1974. Mr. Classon served in several management consulting roles until 1981, when he became President of the Hospital Products Division for Pharmacia. In 1984 Mr. Classon became President of Pharmacia Development Company, an in-house mergers/acquisitions and venture capital group. From 1989 until 1991, Mr. Classon served as President and Chief Operating Officer of Pharmacia Biosystems AB. In 1991, Mr. Classon joined Bayer Diagnostics, an international research-based company active in life sciences, polymers and chemicals, and served in positions of increasing responsibility: Executive Vice President Worldwide Marketing, Sales and Service (1991); and head of Bayer’s Worldwide Business Group – Diagnostics (1995-2002). From 2002 until his retirement in 2004, Mr. Classon served as Chairman of the Executive Committee, Bayer Healthcare, a subsidiary of Bayer AG and as President of Bayer Healthcare LLC. He continues to serve on the Supervisory Board of Bayer Healthcare AG. In 2002, Mr. Classon was elected a Director of Hillenbrand Industries, Inc., a company that owns and operates businesses that provide products and services for the health care and funeral services industries. He was named Vice Chairman of the Board in December 2003 and in May 2005 was elected Interim President and Chief Executive Officer and served as such until March 20, 2006. In February 2006 Mr. Classon was elected Chairman of the Board of Hillenbrand Industries, Inc., effective March 20, 2006. Mr. Classon serves on the Board of Directors of Enzon Pharmaceuticals, Inc., PharmaNet Development Corporation, Eurand N.V. and is Chairman of the Board of Auxilium Pharmaceuticals, Inc.

Mark Hoffman, 69, Independent Investor and Consultant

Mr. Hoffman has been a Director of Millipore since 1976 and is currently a Member of the Audit and Finance Committee and the Management Development and Compensation Committee.

Mr. Hoffman received an undergraduate degree from Harvard College in Engineering and Applied Physics, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization as Acting Financial Secretary. In 1966, Mr. Hoffman joined the International Finance Corporation (investment banking affiliate of the World Bank) as Investment Officer responsible for private sector financing in Europe and Mexico. From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England and Head of its International Banking and Issues Division. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd. and was appointed President of its Resource Group in 1981. From 1982 until 1984, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Since 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman has served as an independent non-executive director of numerous public and private companies in the U.K., U.S. and Canada, including LAC Minerals Limited, International Financial Markets Trading Limited, and Guinness Flight Global Asset Management Limited. He was also Chairman of United World Colleges International in the growth phase of that world-wide educational institution from 1994 to 2000, and remains its Vice President. In 2007, Mr. Hoffman retired as Chairman of Guinness Flight Venture Capital Trust (UK) and as director of George Weston Limited (Canada). He is currently Chairman of Cambridge Research Group Ltd., a private technology development capital company in England, and serves as a Director of Advent International Corporation (US) and Hermes Focus Asset Management Limited (UK).

John F. Reno, 68, Retired Chairman, President and Chief Executive Officer, Dynatech Corporation

Mr. Reno has been a Director of Millipore since 1993 and is currently Chairman of the Audit and Finance Committee and a Member of the Management Development and Compensation Committee.

Mr. Reno received an undergraduate degree from Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer (1991). From 1993 until his retirement in 1999, Mr. Reno served as President and Chief Executive Officer of Dynatech. He was also a member of the Board of Directors of Dynatech from 1993 (becoming Chairman of the Board, 1996) until his retirement. He is a Trustee (former Chairman of the Board of Trustees) of the Boston Museum of Science, and is now also a Trustee and Chair of the Compensation Committee of WGBH Broadcasting in Boston. Mr. Reno is the founder of “A Better Chance” program for disadvantaged youths in Winchester, Massachusetts. He is also a Director of Nelson Irrigation Corporation.

Karen E. Welke, 63, Retired Group Vice President, Medical Markets, 3M Corporation

Ms. Welke has been a Director of Millipore since December 2002 and is currently Chairwoman of the Management Development and Compensation Committee and a Member of the Governance and Public Policy Committee.

Ms. Welke received her education at Wittenberg University and the University of Wisconsin in Milwaukee. In 1989 she attended the London School of Economics International Business Program, sponsored by the University of Texas. In 1965, she joined Will Ross, Inc., Milwaukee, Wisconsin and over the following ten years she held various sales, marketing and product management positions. Ms. Welke joined 3M in 1976 in market development for the Surgical Products Division. In 1981 she was appointed International Director for that division, and in 1984 Ms. Welke was appointed Group Director, Healthcare, 3M Europe, Brussels, Belgium. She returned to the U.S. in 1986 as General Manager, 3M Sarns, Inc., Ann Arbor, Michigan, and in 1989 returned to St. Paul, Minnesota as Vice President, Medical-Surgical Division. In 1991

Ms. Welke returned to Europe as Managing Director, 3M France, and in 1995 she was appointed Group Vice President, Medical Markets, St. Paul, Minnesota. Ms. Welke has served on numerous professional and non-profit organizations, including the board of directors of several U.S. hospitals; The Board of Governors of the American Hospital of Paris; The American Chamber of Commerce in France; and the Board of Directors of the Health Industry Manufacturers Association (now AdvaMed). Now retired from 3M, Ms. Welke serves on the Board of Project HOPE, Millwood, Virginia. In May, 2007, after twelve years of service, she retired from the board of Pentair, Inc., Golden Valley, Minnesota.

Term Expiring at the 2010 Annual Meeting of Shareholders (Class II)

Prof. Dr. Daniel Bellus, 70, University of Fribourg (Switzerland)

Prof. Dr. Bellus has been a Director of Millipore since 2000 and is currently a Member of the Governance and Public Policy Committee and the Technology Committee.

Prof. Dr. Bellus received his Master’s Degree and a Ph.D. in Chemistry from Slovak Technical University (Bratislava) in 1967. He continued his studies as a Postdoctoral Fellow at the Federal Institute of Technology (ETH) in Zurich (1967-1969). From 1969-1996, Prof. Dr. Bellus served in positions of increasing responsibility with Ciba-Geigy Ltd., a Swiss pharmaceutical company in Basel: Department Head, Central Research Laboratories (1969-1981); Director, Central Research Laboratories, responsible for development of several emerging synthetic methodologies (1981-1985); Director, Research & Development, Agricultural Division of Ciba-Geigy worldwide (1985-1991), Director, Corporate Research Units, responsible for the direction of Ciba-Geigy’s research programs and collaborative strategic alliances world-wide in areas of bioorganic chemistry and biomaterials (1991-1996), and a global Head of Additives Research of Ciba SC Inc., Basel (until 2001). Since 1980, he has also lectured as a Professor at the Institute of Organic Chemistry, University of Fribourg. Since 1997, he has been President and CEO of “Bellus Science and Innovation, International Consulting,” located in Riehen/Basel (Switzerland). Prof. Dr. Bellus has been a named inventor on 50 patents and is the author or co-author of numerous scientific papers relating to the synthesis and use of compounds for the chemical and pharmaceutical industries. He has received numerous scientific honors including Gold Medal of the Slovak Chemical Society (1993); Fellow of the Royal Society of Chemistry (U.K.) (1996); Honorary Ph.D. of Czech Technical University (Prague) (1997) and Foreign Fellow of the Japan Society for the Promotion of Science (1999). Prof. Dr. Bellus is a member of many scientific societies, including Swiss and American Chemical Society. He also serves as a member and delegate of Swiss IUPAC Committee; as a member of the Board of Governors of the Foundation for Discovery-to-Business Transfer (Basel) and as a member of several Scientific Advisory Boards in Switzerland and the Czech Republic.

Robert C. Bishop, Ph.D., 65, Chairman of the Board, AutoImmune, Inc.

Dr. Bishop has been a Director of Millipore since 1997 and is currently a Member of the Audit and Finance Committee and the Technology Committee.

Dr. Bishop received his undergraduate degree from the University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businesses (1981-1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. Since 1992, Dr. Bishop has served as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company. During 1999, he also became Chairman of the AutoImmune Board of Directors.

Dr. Bishop serves as a member of the Board of Directors of Caliper Life Sciences, Inc. and as a Trustee, MFS/Compass Funds Complex (consisting of three funds/forty portfolios advised by MFS Investment Management).

Edward M. Scolnick, M.D., 67, Senior Associate Member Broad Institute, Massachusetts Institute of Technology (MIT) and Harvard University

Dr. Scolnick has been a Director of Millipore since 2001 and is currently Chairman of the Technology Committee.

Dr. Scolnick received his A.B. Degree from Harvard College in 1961 and his M.D. from Harvard Medical School in 1965. From 1967-1970, Dr. Scolnick served in several research capacities at the National Heart Institute. In 1970, he joined the National Cancer Institute as a Senior Staff Fellow and held positions of increasing responsibility (Head of the Genetics Section (1971-1975) and Chief, Laboratory of Tumor Virus Genetics and Head of the Molecular Virology Section (1975-1982)). In 1982, Dr. Scolnick joined Merck & Co., Inc., a global research-driven pharmaceutical company, as Executive Director of Basic Research, Virus & Cell Biology Research, of the Company’s Research Laboratories, becoming Vice President, Virus and Cell Biology Research in 1983. In 1984, Dr. Scolnick became Senior Vice President, Research, and Senior Vice President of Cell Biology Research. In 1985, Dr. Scolnick became President of Merck Research Laboratories, and Senior Vice President of Merck & Co., Inc., serving in both capacities until his retirement in December 2002, when he chose to renew his work as a research scientist. He also served as Executive Vice President, Science & Technology of Merck & Co., Inc. from 1993, and as a Director of Merck & Co., Inc., from 1997, until December 2002. Dr. Scolnick retired from Merck Research Laboratories in September 2004. On September 1, 2004, Dr. Scolnick became an Associate Member of the Broad Institute, a research collaboration of the Massachusetts Institute of Technology, Harvard University and its hospitals, and the Whitehead Institute for Biomedical Research, and became a Senior Associate Member on September 1, 2006. Dr. Scolnick has received numerous academic appointments and was Frank H.T. Rhodes Class of ‘56 visiting professor at Cornell University and Regents Lecturer, University of California, Berkeley. He has also authored or co-authored a number of scientific papers on virus and cell biology research. He is a Member of the National Academy of Sciences and its Institute of Medicine. Dr. Scolnick is also a member of the Board of Directors of: McLean Hospital; McGovern Institute for Brain Research; and Alinea Pharmaceuticals Inc. He is also a Senior Scientific Advisor to MPM Capital, a global asset management firm focused on health care investments.

Corporate Governance

Committees, Meetings and Compensation of Directors; Shareholder Communications with Directors

During 2007, the Millipore Board of Directors had four standing committees.

Audit and Finance Committee

The Audit and Finance Committee (the “Audit Committee”) is comprised of at least three directors. In the opinion of the Board of Directors, all of the Committee members satisfy the definition of “audit committee financial expert” as contained in Item 407 of SEC Regulation S-K. The Board of Directors has determined that each of the Committee members is independent of the Company and its management, meets the additional NYSE standards for independence applicable to members of audit committees and are all “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934. The Board of Directors has adopted a charter setting forth this Committee’s audit-related responsibilities which include, among others: recommending the selection of the independent registered public accounting firm to the Board of Directors; approving the scope of and fees for services rendered as well as reviewing the results of the independent audit; reviewing matters relating to internal audit functions and other matters concerning corporate finance; and reviewing Millipore’s annual reports. See “Report of the Audit and Finance Committee.” (The Charter of the Audit and Finance Committee is posted to Millipore’s website: www.millipore.com) The Audit and Finance Committee held 10 meetings during 2007. In addition, the Chair of the Audit Committee consults with management periodically and as particular situations require.

Governance and Public Policy Committee

The Governance and Public Policy Committee is comprised of at least three directors, all of whom the Board of Directors have determined are independent of the Company and its management. This Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. The Committee also has oversight authority on corporate governance matters. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and shareholders. The Committee may also retain the services of a third party search firm to assist in identifying and evaluating potential nominees. To qualify as a member of the Board of Directors, a candidate shall be of high moral character and have such business, professional or other experience as the Committee and Board of Directors determine to be desirable given the then current makeup of the Board. The Committee evaluates recommendations for nominee candidates received from shareholders in the same manner as it would evaluate recommendations from other directors and management. Shareholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. (The Charter of the Governance and Public Policy Committee is posted to Millipore’s website: www.millipore.com) The Governance and Public Policy Committee held three meetings during 2007.

Management Development and Compensation Committee

The Board of Directors has determined that each member of the Management Development and Compensation Committee (the “Compensation Committee”) is independent of the Company and management and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews the qualifications of Millipore’s officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer (the “CEO”) and approves the compensation of all other elected officers. The Compensation Committee also considers compensation plans for management and administers the Millipore Incentive Plan and equity incentive plans. In addition, the Compensation Committee retains an independent outside compensation consultant to advise the Committee on matters related to CEO and other executive compensation. (See “Compensation Discussion and Analysis of Executive Compensation” and “Report of the Management Development and Compensation Committee”). It has responsibility for the periodic examination of Millipore’s overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore’s senior level of management as well as its long range personnel needs and its training and education activities. (The Charter of the Compensation Committee is located on the Millipore website: www.millipore.com) The Compensation Committee held seven meetings during 2007.

Compensation Committee Interlocks and Insider Participation.    During 2007, no Director who served as a member of the Compensation Committee had an interlocking or other insider relationship with Millipore that would detract from the Director’s independence as a Compensation Committee member.

Technology Committee

The Technology Committee is comprised of at least three directors, two of whom shall, in the opinion of the Board of Directors have scientific expertise. This Technology Committee is responsible for the review and assessment of the Company’s technology portfolio and short-term and long-term technology strategies. The Technology Committee also identifies and explores, with management, significant emerging technology trends issues; assists management in evaluating third party technology; and evaluates the effectiveness of senior management in implementing the Company’s operational and strategic research and development initiatives. (The Charter of the Technology Committee is located on the Millipore website: www.millipore.com). The Technology Committee held two meetings during 2007.

Board of Directors

During 2007, the Millipore Board of Directors held five meetings. It is the policy of the Board of Directors that Directors are expected to make good faith efforts to attend all Board and assigned Committee meetings and the Annual Meeting of Shareholders. All Directors attended at least 75% of the Board and relevant committee meetings held during 2007. All Directors attended the 2007 Annual Meeting of Shareholders.

On February 15, 2007, the Board appointed Melvin D. Booth to serve as the Board’s Lead Director and to preside over all executive sessions of non-management directors. The appointment became effective concurrent with the Company’s Annual Meeting of Shareholders on May 4, 2007.

Compensation of Directors

On February 15, 2008, the Board approved certain changes to the cash compensation for Board and committee services by directors (other than directors who are employees of the Company), to become effective for the next quarterly payment. Each non-employee Director shall receive a fixed annual retainer of $60,000 (increased from $48,000 in 2007), and is entitled to receive additional annual compensation for services on a committee. The non-employee Lead Director of the Board shall, in addition to the base annual fee, receive an annual fee of $35,000 (unchanged) for such service. Members of the Audit and Finance Committee shall receive an annual fee of $18,000 (unchanged). Members of the Management Development and Compensation Committee shall receive an annual fee of $12,000 (unchanged). Members of the Governance and Public Policy Committee and the Technology Committee shall receive an annual fee of $8,000 (unchanged) for each committee membership. The chair of the Audit and Finance Committee shall, in addition to the base annual fee, receive an annual fee of $15,000 (increased from $10,000). The chair of the Management Development and Compensation Committee shall, in addition to the base annual fee, receive an annual fee of $10,000 (increased from $5,000). The chair of each of the Governance and Public Policy Committee and the Technology Committee shall, in addition to the base annual fee, receive an annual fee of $7,500 (increased from $5,000). Board and committee fees are paid quarterly. Dr. Madaus receives no additional compensation for services as a Director.

In 2007, each non-employee Director was granted options to purchase 2,500 shares of Common Stock and awarded 825 restricted stock units at the Board of Directors meeting following the Annual Meeting of Shareholders. On February 15, 2008, the Board approved an annual equity award valued at $140,000 to be comprised of 50% restricted stock units and 50% options, both of which will vest in equal installments over four years.

Information with respect to compensation paid by the Company to non-employee Directors during 2007 is set forth under the caption “Compensation of Non-Employee Directors.”

Shareholder Communications with the Board of Directors

Shareholders, and other interested parties, can communicate directly with the Board of Directors by writing to: Board of Directors, Millipore Corporation, 290 Concord Road, Billerica, MA 01821. Communications may also be sent directly to individual directors by addressing letters to their name c/o Board of Directors at the foregoing address. These communications will be reviewed by the Chairman of the Board, who will determine whether or not the communication will be relayed to the Board or the individual director, as appropriate. A shareholder, or other interested party, wishing to communicate only with the non-management members of the Board of Directors can address the communication to: “Independent Directors, c/o Board of Directors” at the address above. These communications will be handled by the Lead Director who presides at meetings of non-management directors.

Compensation Discussion and Analysis of Executive Compensation

Executive Summary

This Compensation Discussion and Analysis is intended to explain the material factors underlying Millipore’s compensation policies with regard to the Company’s executive officers and, in particular, the Company’s compensation decisions with respect to the below named executive officers (“NEOs”) in 2007. The Management Development and Compensation Committee of the Board of Directors is responsible for determining compensation and administering the Company’s compensation program for executive officers. Millipore uses executive compensation as a tool to attract, motivate and retain executive officers while promoting the achievement of strategic corporate goals and corporate financial goals, in alignment with the creation of long-term shareholder value. The Company’s executive compensation program is designed to provide each executive officer with total annual compensation that is commensurate with the executive’s experience, responsibilities and demonstrated performance in meeting the business objectives of the Company and is competitive against the market in which Millipore competes for executive talent.

Millipore’s total annual compensation program for executive officers consists of three elements: base compensation in the form of a cash salary, annual cash incentive awards, and equity incentive awards. Base compensation in the form of a cash salary is an important component in attracting, motivating and retaining executive officers. The base salaries for executive officers, including the CEO, are reviewed annually by the Compensation Committee. The Compensation Committee also reviews variable performance-based compensation, including both cash incentive awards and equity incentive compensation. Variable performance-based compensation provides approximately 70% – 75% of target total annual compensation for the named executive officers other than the CEO, and up to 85% of target total annual compensation for the CEO, in order to ensure a strong connection between executive compensation and financial performance.

Compensation Philosophy and Objectives

The Compensation Committee’s philosophy and the objectives of the Company’s executive compensation program are to provide a total compensation package that attracts, motivates and retains senior executives; promotes the achievement of strategic corporate goals and corporate financial goals; and is aligned with creating long-term shareholder value. The Compensation Committee reviews and evaluates the compensation program periodically, most recently in 2007, to ensure that it is in line with our philosophy. Results of the 2007 review of our compensation program include:

•

Adjusting the targeted overall compensation competitive positioning from the 65th percentile to the median of the market, as further discussed under the section “Competitive Analysis” below. This adjustment was made in order to align target opportunities with the market and any additional amounts delivered would be earned through individual and future company performance;

•	More directly linking individual executive compensation opportunities to the competitive market; and

•

After reviewing the Company’s approach to long-term incentives and the overall mix of different equity vehicles, the Compensation Committee determined that the mix remained appropriate. The Compensation Committee will continue to evaluate the various equity alternatives in the broader context of total compensation, including the use and relevance of stock ownership guidelines.

The Role of Compensation Consultants

The executive compensation program is designed to provide each executive officer with total annual compensation that is commensurate with the executive’s experience, responsibilities and demonstrated performance in meeting the business objectives of the Company and is competitive against the market in which the Company competes for executive talent. The Compensation Committee’s review of total annual compensation is part of an ongoing management evaluation process that takes place throughout the year. The Compensation Committee has, for many years, retained the services of independent outside compensation consultants to provide assistance in establishing executive compensation guidelines and to provide guidance on matters related to CEO and other executive compensation, including compensation information; competitive trends; incentive awards; market survey data and other guidance on industry and executive compensation practices. The Compensation Committee has sole hiring authority over this relationship, and often meets with the consultant outside of Management’s presence. In addition, the Compensation Committee directs the activities and determines the assignments of the consultant. The Compensation Committee has retained Watson Wyatt Worldwide to provide guidance on these matters for the 2007-2008 performance cycle. Watson Wyatt Worldwide also provides actuarial services to assist the Company in administering its defined benefit and defined contribution plans. The decision to retain Watson Wyatt was made solely by the Compensation Committee after a thorough and independent evaluation process, and after considering a number of compensation consulting firms. The Compensation Committee will continue to evaluate the consulting services it receives to ensure guidance remains objective and independent.

Competitive Analysis

The Compensation Committee compares all elements of compensation, including base salaries, bonuses, and long-term incentives against the competitive market. The Compensation Committee defines the market through a select group of peer companies in the life science and pharmaceutical industry. These companies are U.S. based publicly traded companies chosen for comparability to Millipore based on similar industry and in size with respect to number of employees, revenues and market capitalization (the “Comparables”). Millipore’s position with respect to number of employees, revenues and market capitalization approximates the median of the Comparables, which consist of: Applied Biosystems Group (Applera Corporation); Beckman Coulter, Inc.; Bio-Rad Laboratories, Inc.; Charles River Laboratories International, Inc.; Invitrogen Corporation; Pall Corporation; PerkinElmer, Inc.; Sigma-Aldrich Corporation; Thermo Fisher Scientific Inc.; and Waters Corporation. This peer group is evaluated and approved by the Compensation Committee annually with input from both Management and the Compensation Committee’s compensation consultant. In addition to the Comparables, the Compensation Committee also reviews and evaluates market survey data from a broad range of similar sized companies in the life science, pharmaceutical and general industries.

In addition to actual pay amounts, the Compensation Committee, with assistance from its consultant, conducts a comprehensive pay-for-performance analysis to assess the extent to which pay and performance are appropriately correlated. This analysis examines the Company’s annual performance relative to the Comparables across a number of financial indicators as an input into compensation determination. Additionally, the analysis compares the Company’s three-year total shareholder return relative to the Comparables and the potential realizable gains from equity awards to ensure potential pay is aligned with Company performance. In 2007, the analysis demonstrated that both short- and long-term pay was strongly correlated with the performance of the Company.

Annual Adjustments

The Compensation Committee determines annual compensation adjustments (base salary; cash incentive awards and awards of equity compensation) for executive officers at the Compensation Committee meeting held in February of each year after the Company has released earnings for the full fiscal year. The Compensation Committee utilizes a total compensation approach and a consistent methodology and process each year in reviewing each element of total annual compensation. Using this total compensation approach, the Compensation Committee evaluates all elements of pay together when making compensation determinations. This methodology includes a review of available market data from the Comparables and market surveys of a group of companies against which Millipore competes for executive talent and a comprehensive assessment of the extent to which total compensation correlates with Company performance. As a general matter each officer (other than the CEO) has similar annual bonus targets to reflect similar responsibility level, role impact and corporate alignment. Individual long-term incentive targets vary, however, to reflect external value differences, more directly linking individual executive compensation opportunities to the competitive market, and to reflect the Company’s shift in the targeted overall compensation competitive positioning from the 65th percentile to the median of the market.

In addition to the review of data, the Compensation Committee establishes performance goals for the CEO for the forthcoming year and evaluates the CEO’s performance in meeting financial and strategic corporate objectives. The Compensation Committee also considers recommendations from the CEO regarding total annual compensation for those executive officers reporting directly to him. The Compensation Committee intends that total target annual compensation be targeted at the market median, and subsequently adjusted as the Compensation Committee deems appropriate based on corporate and individual performance.

As part of its total annual compensation review process to confirm that the objectives of the total annual compensation program are met, the Compensation Committee also reviews compensation tally sheets for all of the executive officers including the CEO. These tally sheets affix dollar amounts to all components of the CEO’s and the other executive officers’ compensation, including target total direct compensation (salary, bonus, equity), deferred compensation, outstanding equity awards, benefits, and potential termination of employment scenarios, including retirement, change of control and severance payments.

Role of Executive Officers in the Compensation Process

The CEO participates in the compensation process by providing information to the Compensation Committee on the Company’s financial and strategic objectives. On an annual basis, the CEO determines performance goals for those executive officers reporting directly to him. The CEO also evaluates the performance of those executive officers against the goals established and recommends total annual compensation adjustments for the executive officers, where appropriate, to the Compensation Committee. Other Millipore executive officers assist the Compensation Committee in establishing the agenda for Compensation Committee meetings, and providing information for those meetings, such as market information, proposals for share usage, and bonus pool funding for Compensation Committee review and approval. These officers also attend the “open” sessions of Compensation Committee meetings. The Compensation Committee regularly conducts executive sessions at each meeting which are “closed” and do not include members of management.

Elements of Compensation

Base Compensation

Base compensation (salary) is an important component in attracting, motivating and retaining executive officers. The base salaries for executive officers, including the CEO, are reviewed annually by the Compensation Committee to ensure that they are commensurate with the executive’s experience, responsibilities and demonstrated performance in meeting the business objectives of the Company and is competitive against the market in which the Company competes for executive talent, with reference to base compensation opportunities for executive officers in the Comparables and the broader executive labor market and internal equity considerations.

Annual Cash Incentive Awards

Annual cash incentive payments to the executive officers and other employees of Millipore Corporation are awarded under the Millipore Incentive Plan (“Incentive Plan”). This element of compensation is important in motivating executive officers to meet annual financial and strategic corporate objectives and represents more than one-third of target total cash compensation (salary plus bonus). The Incentive Plan is designed to create an award pool, based on predetermined financial and operational objectives (“Financial Performance Metrics”). These Financial Performance Metrics and their relative weight may change from year to year based on financial and strategic objectives of the Company. In 2007, the Financial Performance Metrics were comprised of revenue growth, profitability and relative performance of the Company versus the Comparables, including Qiagen N.V. and Sartorius AG (the “MIP Comparables”). Those two companies are excluded from the broader compensation comparisons due to their foreign status. For 2007, the Compensation Committee evaluated each of these metrics, weighted equally and unequally. In establishing the Financial Performance Metrics for revenue growth and profitability, the Compensation Committee utilizes a multi-year perspective based on the Company’s past performance; projected short-term growth in the context of continuous financial improvements required to realize its stated long-term financial goals, all as related to the long-term strategic plan of the Company; and the growth potential of the markets served by Millipore and the Comparables. These measures are generally non-GAAP as certain non-recurring items, such as the impact of acquisitions, are excluded in order to consistently evaluate year-over-year growth. The third Financial Performance Metric, relative performance of the Company, comprises a number of economic indicators which provide an external perspective by measuring them versus the performance of the MIP Comparables. The economic indicators include revenue growth (with and without acquisitions), EBITDA margin, cash flow per share, inventory turnover, and indexed total shareholder return. The Compensation Committee determined that Financial Performance Metrics established for 2007 represented aggressive annual improvements which exceeded prior years’ metrics in the context of the Company’s long-term strategic goals and, if achieved, will position the Company to be among the leaders within the Comparables. On March 14, 2008, the Compensation Committee set the Financial Performance Metrics for 2008 to include sales growth, profitability, cash flow and relative industry performance. Each of these four Financial Performance Metrics is weighted equally for 2008.

The cash incentive award pool paid to our executive officers including the CEO is based solely on overall Company performance. Levels of Company performance are defined in relation to the Financial Performance Metrics as “Target” (the expected level of performance); and “Minimum” (that level of performance below which no incentive payment will be made). For 2007, the target cash incentive payout for all executive officers other than the CEO was 55% with an upper limit of 150% of base salary. The target cash incentive payout for the CEO was 65% with an upper limit of 200% of base salary. In March 2008, the Compensation Committee determined that, for 2008, the target cash inventive payout for Mr. Wagner, Mr. Baly and Mr. Mangeolle will be 75% with an upper limit of 150% of base salary, and 100% for Dr. Madaus with an upper limit of 200% of base salary. The upper limits for the executive officers and the CEO (150% and 200%, respectively), are the “Maximum” payouts permitted under the Incentive Plan for 2007. If corporate performance is below the target performance, but above the minimum, some cash incentive payment may be payable but not full target cash incentive payment; if corporate performance exceeds target, additional cash incentive payment may be payable. The actual cash payout will continue to depend on the actual performance of the Company and the participant’s performance in achieving individual goals, and in all events is subject to the discretion of the Compensation Committee. The Compensation Committee may, in its sole discretion, adjust the participant’s cash incentive award based on an assessment of corporate performance and individual performance. Approximately 2,800 employees are eligible to participate in the Incentive Plan.

Incentive (cash) awards under the Incentive Plan are approved by the Compensation Committee in February of each year and relate to achievement of Company performance and personal goals for the prior year. Incentive payments for 2007 were determined by the Compensation Committee at its meeting held in February 2008. The Compensation Committee reviewed the results of financial operations for 2007 and found that the Company achieved 71% of its targeted objectives relating to the financial Performance Metrics. Based on this corporate performance and an evaluation of individual performance of the officers, the Committee approved the incentive payments for the eligible group (paid in March 2008), which payments are consistent with the Financial Performance Metrics and relative weight as had been set for 2007 and are in the amounts set forth under the caption “Executive Compensation”—”Summary Compensation Table.”

Equity Incentive Compensation

The Compensation Committee utilizes awards of equity incentive compensation for the CEO, as well as for the other executive officers, consisting of a combination of stock options and restricted stock units under the terms of the “Millipore Corporation 1999 Stock Incentive Plan” (the “1999 Plan”). The intent of the Compensation Committee is to more closely align the interests of executive officers with those of the Company’s shareholders. A stock option is a form of equity incentive whereby all value in the stock is associated with an increase in share value. A restricted stock unit is an unfunded and unsecured promise, denominated in shares of Millipore Common Stock, to deliver stock or, in Millipore’s sole discretion, cash measured by the value of the stock in the future, subject to time-based vesting conditions or other criteria, such as the satisfaction of performance conditions, as determined by the Compensation Committee in its discretion.

Equity compensation is an important component of total compensation in attracting, motivating and retaining executive officers, and comprises approximately two-thirds of total compensation opportunity for the NEOs. To the extent the long-term growth of the Company increases, the value of both stock options and restricted stock units would increase; if, however, the market value of the underlying stock did not increase (for example, as the result of general market or external economic conditions), restricted stock units would continue to maintain some financial value and, therefore, value in retaining the executive officer. For value to be realized from the stock option component of the stock award, the value of the underlying stock must increase. In combination, restricted stock units and stock options provide an appropriate balance of retention and performance incentives. Fifty percent of the total equity opportunity is delivered in stock options, and the remainder is delivered in restricted stock units to provide an appropriate balance of retention and performance incentives. Awards of equity compensation are set annually by the Compensation Committee for the CEO, subject to Board approval, and by the CEO (subject to approval of the Compensation Committee) for the other executive officers. Specific grants to individual executive officers, including the CEO, take into consideration equity incentive opportunities for similar positions in the Comparables; the performance of the executive officer; and the executive officer’s prior equity incentive awards. Additional considerations include overall share usage and dilution levels, long-term incentive plan accounting expense, and executive wealth accumulation and carried interest relative to internal and external benchmarks. Awards of equity compensation are approved by the Compensation Committee, subject to review by the Board of Directors.

Awards of equity compensation for 2007 are subject to the terms of the 1999 Plan. Under the terms of the 1999 Plan, the Compensation Committee determines the size and type of awards to be made and the terms and conditions applicable to those awards. The Board of Directors reviews the recommendations of the Compensation Committee with respect to awards of equity compensation to the executive officers although the ultimate authority with respect to the award of such compensation resides with the Compensation Committee. The 1999 Plan provides that the exercise (base) price of stock options is the “Fair Market Value” of Millipore Stock at the time of grant, i.e., the closing price of a share of stock as reported on the New York Stock Exchange (“NYSE”) on the day prior to the date of the grant (based on The Wall Street Journal report of composite transactions) or, if the NYSE was closed on that day, the next preceding day on which it was open, subject to adjustment by the Board of Directors in the event of a stock dividend, stock split or combination of combination of shares, recapitalization or change in the Company’s capitalization or other distribution to shareholders other than normal cash dividends. Upon shareholder approval, future awards of equity compensation will be subject to the Millipore Corporation 2008 Stock Incentive Plan, which is substantially similar to the 1999 Plan. See “Adoption of the Millipore Corporation 2008 Stock Incentive Plan.”

Deferred Compensation

Incentive (cash) awards received in 2008 are eligible for deferral under the Millipore Corporation 2000 Deferred Compensation Plan for Senior Management (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides that certain members of senior management may elect, under terms provided by the Deferred Compensation Plan, to defer payment of a portion of the following calendar year’s Incentive Plan bonus, if any, and a portion of base compensation (not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except withdrawal of funds is permitted in the event of an unexpected financial emergency, subject to such limitations as may be imposed by Section 409A of the Internal Revenue Code. Amounts deferred under the Deferred Compensation Plan remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency. A participant may elect to invest amounts deferred among substantially all of the investment vehicles available to participants in the Company’s savings (Section 401(k)) plan, except that the Company does not provide any “matching” contributions for amounts deferred under the Deferred Compensation Plan.

Other Millipore Benefit Plans

The Company offers health and welfare programs, including medical, dental, vision, life insurance and accidental death and disability insurance, to all eligible U.S. employees. All executive officers are eligible to participate in these programs on the same basis as other employees.

The Company also provides a retirement program for eligible U.S. employees in the form of a tax-qualified defined contribution plan (“Savings Plan”), a component of the Millipore Corporation Employee’s Participation Plan and Savings Plan, i.e., a 401(k) plan. Participants in the Savings Plan receive a 100% match of the first 6% of compensation contributed without regard to years of service. The Company’s tax-qualified defined contribution plan (“Participation Plan”), another component of the Millipore Corporation Employee’s Participation Plan and Savings Plan, and the Retirement Plan for Employees of Millipore Corporation, a tax-qualified defined benefit “floor” plan (“Retirement Plan”) were frozen effective December 31, 2006. Thus, the Company discontinued annual contributions under the Participation Plan and benefit accruals under the Retirement Plan on January 1, 2007. Executive officers are also eligible to participate in the Supplemental Savings and Retirement Plan for Key Employees of Millipore Corporation to provide executive officers with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code, limiting the amount of compensation which may be deferred under tax-qualified plans. This non-qualified plan consists of three components, with benefits similar to the tax-qualified plans discussed above, a “Supplemental Savings Plan,” a “Supplemental Participation Plan” and a “Supplemental Retirement Plan.” There are no additional Company contributions to these plans for executive officers, other than those similar contributions made to the Savings Plan for all eligible U.S. employees. See “Executive Compensation” – “Pension Benefits” for a further description of the plans.

Perquisites

We do not generally offer perquisites for the exclusive benefit of executive officers, but we do provide payment of less than $10,000 to each executive officer for financial counseling services, including tax preparation and retirement planning services. We believe that providing this benefit to executive officers is reasonable and consistent with Millipore’s overall executive compensation program, and helps to enhance the value of the total compensation delivered to each officer through their better understanding of the various programs. In addition, in 2007, Millipore’s Vice President of Global Human Resources received relocation funds in excess of the amount provided under Millipore’s domestic relocation policy, which is available to all employees relocated by the Company.

Executive Termination Agreements and Severance Agreements

Severance agreements serve the important function of defining the relative obligations of the Company and our named executives, including obtaining protection against competition and solicitation. Severance and change of control protections also assist in retaining our executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending.

As part of its comprehensive assessment of the Millipore total compensation program, the Compensation Committee evaluated the executive termination and severance agreements. Similar to other elements of compensation, Watson Wyatt assisted the Compensation Committee by providing market data relevant to specific plan provisions. As a result of the assessment, and consistent with the Company’s philosophy of targeting the market median for total direct compensation, the Company entered into new Executive Termination Agreements (Termination Agreement) and Officer Severance Agreements (Severance Agreements) with all of its executive officers, including the Chief Executive Officer, that reflect this competitive positioning. See “Potential Payments Upon Termination or Change of Control.”

The Compensation Committee reviews the potential payments to executive officers under the Executive Termination Agreements and Officer Severance Agreements as part of its overall evaluation of total annual compensation.

Tax Implications of Deductibility of Pay

In general and to the extent practicable, the Compensation Committee intends all payments to be tax deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 (with certain exclusions) on the amount of compensation that may be deducted by the Company in any year with respect to “covered employees” as defined by Section 162(m), which generally include the Company’s senior executives who are required to be named in the Summary Compensation Table. In order to retain maximum flexibility in administering the Incentive Plan and to pay competitive compensation reflecting the business dynamics of the markets the Company serves, and to reward executives appropriately, the Company may make payments that do not satisfy the deductibility requirements of Section 162(m) of the Internal Revenue Code.

If an executive is entitled to non-qualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In each case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. It is intended that non-qualified deferred compensation benefits comply with Section 409A.

Conclusion

The Compensation Committee has determined that the total compensation package provided to all Millipore executive officers, including the CEO, is reasonable and serves the best interests of the Company in attracting, motivating and retaining senior executives; promotes the achievement of strategic corporate goals; and is aligned with long-term shareholder value.

Report of the Management Development and Compensation Committee

The Management Development and Compensation Committee has furnished the following report with respect to the Compensation Discussion and Analysis of Executive Compensation (“CD&A”) provided above.

The Compensation Committee has reviewed and discussed with management the matters discussed in the CD&A. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s proxy statement.

The foregoing report has been furnished by the Compensation Committee.

Karen E. Welke, Chairperson of the Committee

Maureen A. Hendricks

Mark Hoffman

John F. Reno

Report of the Audit and Finance Committee

The Audit and Finance Committee (the “Audit Committee”) has furnished the following report with respect to its activities for the fiscal year ended December 31, 2007.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2007 audited by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent registered public accounting firm. The Audit Committee has discussed with PricewaterhouseCoopers various matters related to the financial statements, including those matters required to be discussed by SAS 61 (“Auditing Standards”). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), relating to that firm’s independence from the Company; and has discussed with PricewaterhouseCoopers its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Fees: Set forth below are the aggregate fees and “out of pocket” expenses billed (or expected to be billed), on a consolidated basis, by PricewaterhouseCoopers for providing the services indicated for the fiscal years ended December 31, 2007 and December 31, 2006:

	Year Ended 12/31/07	Year Ended 12/31/06
	(In millions)
Audit fees (1)	$2.9	$3.1
Audit related fees (2)	—	0.2
Tax fees (3)	1.3	1.4
All other fees	—	—

(1)	Audit fees for 2007 consisted of $1.8 million for U.S. GAAP audit fees and Sarbanes-Oxley Section 404 attestation fees; and $1.1 million for foreign statutory audits. Audit fees for 2006 consisted of $2.3 million for U.S. GAAP audit fees and Sarbanes-Oxley Section 404 attestation fees; and $0.8 million for foreign statutory audits.

(2)	Audit related fees for 2006 were fees related to disclosure documentation and a registration statement in connection with the Company’s 2006 debt offerings.

(3)	Tax fees for 2007 consisted of $0.3 million for tax compliance services and $1.0 million for tax planning services. Tax fees for 2006 consisted of $0.5 million for tax compliance services and $0.9 for tax planning services.

PricewaterhouseCoopers provided no management consulting or internal audit services during 2007 and 2006. During 2007 and 2006, Ernst & Young provided various services to Millipore, including accounting due diligence, valuation of tangible and intangible assets acquired in the Company’s business acquisitions, and internal audits.

The Audit Committee preapproves all audit services and all permitted non-audit services by the independent registered public accounting firm including engagement fees and terms.

The Audit Committee approved the continued provision by PricewaterhouseCoopers of tax services in the areas of compliance, transfer pricing, assistance with tax examinations and tax consulting and planning.

The foregoing report has been furnished by the Audit Committee.

John F. Reno, Chairman of the Committee

Robert C. Bishop

Mark Hoffman

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for fiscal 2008. For purposes of determining whether to select PricewaterhouseCoopers as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2008, the Audit and Finance Committee conducted a thorough review of PricewaterhouseCoopers’ performance. The Committee considered:

•	PricewaterhouseCoopers’ performance on the Millipore audit, including the quality of the Millipore engagement team and firm’s experience, client service, responsiveness and technical expertise;

•	the firm’s leadership, management structure, client and employee retention and compliance and ethics programs;

•	the firm’s financial strength and performance; and

•	the appropriateness of the fees charged.

PricewaterhouseCoopers has been Millipore’s independent registered public accounting firm in 2005, 2006 and 2007.

We are asking shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers to our shareholders for ratification. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate shareholder questions.

A favorable vote by shareholders who hold at least a majority of the shares of Millipore Common Stock present or represented by proxy at the Annual Meeting and voting thereon is required for the ratification of PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for 2008.

The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for the year 2008.

Executive Compensation

The following table sets forth all cash compensation as well as certain other compensation paid or accrued through March 10, 2008, to the Chief Executive Officer, both officers who served as Chief Financial Officer during a portion of 2007, and the next three most highly compensated executed officers for services rendered in all capacities to Millipore and its subsidiaries during Millipore’s fiscal year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Martin D. Madaus	2007	$742,307	—	$854,092	$1,276,097	$488,000	—	$59,647	$3,420,143
Chairman; President and Chief Executive Officer	2006	$680,769	—	$420,580	$957,456	$750,000	$112,229	$25,608	$2,946,642
Kathleen B. Allen	2007	$339,612	—	$241,648	$336,772	$132,002	—	$138,691	$1,188,725
Vice President Chief Financial Officer (Jan. 1, 2007-Aug. 15, 2007)	2006	$325,633	—	$112,829	$413,014	$230,000	—	$71,010	$1,152,486
Charles F. Wagner, Jr. Vice President Chief Financial Officer (Aug. 15, 2007-present)	2007	$292,772	—	$228,338	$273,208	$206,902	—	$41,583	$1,042,803
Dominique F. Baly	2007	$333,204	—	$211,865	$330,433	$47,095	—	$110,105	$1,032,702
Vice President President of Bioscience Division	2006	$320,389	—	$86,799	$391,282	$259,000	$15,733	$64,979	$1,138,182
Jean-Paul Mangeolle	2007	$335,462	—	$241,168	$217,091	$189,657	—	$42,815	$1,026,193
Vice President President of Bioprocess Division	2006	$322,560	—	$121,589	$320,763	$179,000	—	$64,613	$1,008,525
Peter C. Kershaw Vice President, Global Supply Chain	2007	$292,680	—	$225,500	$262,384	$166,000	—	$46,425	$992,989

Footnotes to Summary Compensation Table

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the identified fiscal year.

(2)	Amounts in the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the identified fiscal year, in accordance with FAS 123R (prior to consideration of estimated forfeitures), for awards pursuant to the Millipore Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008. For information on awards of equity compensation in fiscal year 2007, see “Grants of Plan-Based Awards.”

(3)	Amounts in the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes for the identified fiscal year, in accordance with FAS 123R (prior to consideration of estimated forfeitures), for options granted pursuant to the 1999 Plan and include amounts from options granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008. For information on awards of equity compensation in fiscal year 2007, see “Grants of Plan-Based Awards.”

(4)	Amounts set forth for 2007 indicate amounts paid in 2008 under the Millipore Incentive Plan for the achievement of corporate performance and the participant’s performance in achieving individual goals as part of total financial and corporate objectives in the prior year. See “Compensation Discussion and Analysis of Executive Compensation” and “Grants of Plan-Based Awards.”

(5)	In 2007, there was no aggregate increase in the actuarial present value of any named executive officer’s accumulated benefit payable under the Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”), a tax-qualified defined benefit plan, and the Supplemental Savings and Retirement Plan for Key Salaried Employees of Millipore Corporation, a non-qualified supplemental plan to permit certain key salaried employees designated by the Board of Directors to receive benefits from Millipore equal to the benefits such employees would be entitled to receive from the Retirement Plan except for restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans. The actuarial present values decreased for Dr. Madaus, Mr. Baly and Mr. Kershaw by $15,108, $299 and $1,540, respectively. On October 26, 2006, Millipore’s Board of Directors approved amendments to the Retirement Plan and Participation Plan to discontinue annual contributions under the Participation Plan and benefit accruals under the Retirement Plans on January 1, 2007. See “Pension Benefits.”

(6)	2007 amounts include: (a) Company “matching” contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $14,474, $12,871, $13,777, $7,726, $9,158, and $13,353 to Dr. Madaus, Ms. Allen, Mr. Wagner, Mr. Baly, Mr. Mangeolle and Mr. Kershaw, respectively; and (b) total amounts deferred under the Company’s non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $39,365, $31,124, $21,999, $32,515, $27,850 and $27,265 to Dr. Madaus, Ms. Allen, Mr. Wagner, Mr. Baly, Mr. Mangeolle and Mr. Kershaw, respectively. For additional information see “Non-Qualified Deferred Compensation” table. In May 2007, Kathleen B. Allen agreed to voluntarily terminate her employment with the Company but to remain as an employee until February 18, 2008, at which time she received a one-time payment of $100,000. Of this amount, $88,889 was earned in 2007 and is included in All Other Compensation. Mr. Baly received $64,057 in relocation funds pursuant to Millipore’s domestic relocation policy, which is available to all employees relocated by the Company. Also included are payments of less than $10,000 for financial planning and tax preparation services provided to each executive officer. See “Compensation Discussion and Analysis of Executive Compensation” – “Perquisites.”

Grants of Plan-Based Awards

The following table provides information concerning awards of equity compensation (restricted stock units and non-qualified stock options) to the named executive officers during the fiscal year ended 2007 and the range of potential payouts of annual cash incentive awards established in 2007 under the terms of the Millipore Incentive Plan. Incentive cash awards were paid in March 2008 for achievement of corporate and personal goals in 2007. For information on the equity incentive awards granted to the executive officers in 2007 and cash incentive awards paid in 2008, see “Summary Compensation Table” – “Stock Awards”; “Option Awards” and “Non-Equity Incentive Plan Compensation.”

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Exercise or Base Price of Option/ Awards on Date of Grant ($/sh) (6)	Grant Date Fair Value of Options or Awards ($)(7)
Name		Thresh- old ($)	Target ($)	Maximum ($)
Martin D. Madaus	N/A	—	$487,500	$1,500,000
	2/15/2007					49,385	$74.63	$74.75	$1,280,756
	2/25/2007				18,272				$1,359,620
Kathleen B. Allen	N/A	—	$188,100	$513,000
	2/15/2007					14,367	$74.63	$74.75	$372,595
	2/25/2007				5,316				$395,564
Charles F. Wagner, Jr.	N/A	—	$184,250	$502,500
	2/15/2007					15,265	$74.63	$74.75	$395,884
	2/25/2007				5,648				$420,268
	8/15/2007					2,931	$73.10	$70.78	$73,341
	8/15/2007				1,026				$75,001
Dominique F. Baly	N/A	—	$184,250	$502,500
	2/15/2007					14,367	$74.63	$74.75	$372,595
	2/25/2007				5,316				$395,564
Jean-Paul Mangeolle	N/A	—	$185,350	$505,500
	2/15/2007					15,265	$74.63	$74.75	$395,884
	2/25/2007				5,648				$420,268
Peter C. Kershaw	N/A	—	$162,250	$442,500
	2/15/2007					15,265	$74.63	$74.75	$395,884
	2/25/2007				5,648				$420,268

(1)	The date the Board of Directors approved the recommendations of the Compensation Committee with respect to awards of equity incentive compensation (restricted stock units and stock options) for executive officers and all other employees. Mr. Wagner received awards of equity in August 2007 upon his appointment as Vice President and CFO of Millipore.

(2)	The amounts shown reflect the potential range of payouts in 2008 based on overall corporate performance for 2007. The target and maximum payouts for Dr. Madaus, Ms. Allen, Mr. Baly, Mr. Mangeolle, and Mr. Kershaw were determined in January 2007. In May 2007, Ms. Allen’s maximum payout was reduced to the target payout based upon her decision to voluntarily terminate her employment effective February 18, 2008. The amounts shown for Mr. Wagner were determined in August 2007 upon his appointment as Chief Financial Officer. For amounts paid in March 2008, see “Summary Compensation Table” – “Non-Equity Incentive Plan Compensation.”

(3)	The amounts shown reflect the number of restricted stock units granted to each of the named executive officers. Restricted stock units granted on February 25, 2007 vest 100% on February 15, 2010. Restricted stock units granted on August 15, 2007 vest 100% on August 15, 2010. Restricted stock units are payable in stock, or, in Millipore’s sole discretion, cash measured by the value of the stock, on the date the units vest. Vesting of restricted stock units may accelerate due to certain events relating to termination of employment. See “Potential Payments Upon Termination or Change of Control.”

(4)	The amounts shown reflect the number of stock options granted to each of the named executive officers. Stock options granted in 2007 are exercisable in annual cumulative increments of 25% beginning on the first anniversary of the date of grant. All options expire 10 years after the date of grant. Vesting of stock options may accelerate due to certain events relating to termination of employment. See “Potential Payments Upon Termination or Change of Control.”

(5)	The 1999 Plan provides that all options are exercisable at a price of not less than 100% of the “Fair Market Value” of Millipore Common Stock at the date of grant. “Fair Market Value” is, with certain exceptions, the closing price of a share of Millipore Common Stock as reported on the NYSE on the day prior to the date of the grant. The exercise price shown is the closing price of Millipore Common Stock on the day prior to the Grant Date. For options granted on February 15, 2007, the exercise price shown is the closing price of Millipore Common Stock on February 14, 2007. For options granted on August 15, 2007, the exercise price is the closing price of Millipore Common Stock on August 14, 2007.

(6)	The exercise price shown is the closing price of Millipore Common Stock on the effective date of the grant (“Grant Date”).

(7)	The amounts shown are calculated using an option exercise price or restricted stock unit base price consistent with the 1999 Plan definition of “Fair Market Value” (as discussed in footnote 5 to this table). All other assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.

Outstanding Equity Awards at December 31, 2007

The following table contains certain information with respect to the value of all unexercised or unvested equity awards (stock options and restricted stock units) previously awarded to the executive officers named above during 2007 and prior years under the Millipore Corporation 1999 Stock Incentive Plan.

	OPTION AWARDS (1)					STOCK AWARDS (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Martin D. Madaus	2/25/2007					18,272	1,337,145
	2/15/2007	—	49,385	74.63	2/15/2017
	2/15/2006	12,500	37,500	66.79	2/15/2016	13,333	975,709
	1/1/2005	75,000	75,000	49.81	1/1/2015	7,756	567,584

Kathleen B. Allen	2/25/2007					5,316	389,025
	2/15/2007	—	14,367	74.63	2/15/2017
	2/15/2006	4,353	13,058	66.79	2/15/2016	4,643	339,775
	12/1/2004	12,500	12,500	48.72	12/1/2014	—	—

Charles F. Wagner, Jr.	8/15/2007	—	2,931	73.10	8/15/2017	1,026	75,083
	2/25/2007					5,648	413,321
	2/15/2007	—	15,265	74.63	2/15/2017
	2/15/2006	3,349	10,044	66.79	2/15/2016	3,571	261,326
	12/1/2004	24,500	8,750	48.72	12/1/2014
	2/12/2004	45,000	—	51.99	2/12/2014

Dominique Baly	2/25/2007					5,316	389,025
	2/15/2007	—	14,367	74.63	2/15/2017
	2/15/2006	3,349	10,044	66.79	2/15/2016	3,571	261,326
	12/1/2004	37,500	12,500	48.72	12/1/2014	—	—
	2/12/2004	45,000	—	51.99	2/12/2014	—	—
	12/5/2001	79,163	—	53.90	12/5/2011	—	—

Jean-Paul Mangeolle	2/25/2007					5,648	413,321
	2/15/2007	—	15,265	74.63	2/15/2017
	10/20/2005	6,750	6,750	60.85	10/20/2015	3,000	219,540
	12/1/2004	11,250	3,750	48.72	12/1/2014	—	—
	2/12/2004	14,000	—	51.99	2/12/2014	—	—
	5/20/2002	6,220	—	42.75	5/20/2012	—	—
	4/29/2002	12,500	—	39.32	4/29/2012	—	—

Peter C. Kershaw	2/25/2007					5,648	413,321
	2/15/2007	—	15,265	74.63	2/15/2017
	2/15/2006	3,572	10,714	66.79	2/15/2016	3,809	278,743
	12/1/2004	8,750	8,750	48.72	12/1/2014	—	—
	2/12/2004	30,000	—	51.99	2/12/2014	—	—

(1)

The Compensation Committee determines the size and type of awards of stock options granted to each participant and sets forth the terms, conditions and limitations applicable to the awards. Dr. Madaus and Mr. Mangeolle were the only executive officers named in the Summary Compensation Table who were granted stock options in 2005. Equity incentive adjustments for 2005 for all other executive officers occurred in December 2004. Except with respect to stock options granted in 2004, stock options granted become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. Stock options granted in 2004 become exercisable as follows: 50% on the date of grant; 25% on the third anniversary of the date of grant and 25% on the fourth anniversary of the date of grant. All stock options expire no later than 10 years after the date of grant.

(2)	Restricted stock units granted prior to 2007 vest as follows: 20% on the first anniversary of the date of grant; 30% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. Restricted stock units granted on February 25, 2007 vest 100% on February 15, 2010. All restricted stock units granted in 2007, with the exception of those granted on February 25, 2007, vest 100% on the third anniversary of the date of grant. Restricted stock units are payable in stock, or cash, at the sole discretion of Millipore, measured by the value of the stock on the date the units vest. Dr. Madaus was awarded 7,756 shares of restricted stock upon his employment by the Company on January 1, 2005. All shares of restricted stock awarded to Dr. Madaus in 2005 will vest on January 1, 2009. Upon his election as Vice President of Millipore in October 2005, Mr. Mangeolle was awarded 6,000 restricted stock units. Upon his appointment as Vice President and CFO of Millipore in August 2007, Mr. Wagner was awarded 1,026 shares of restricted stock. The market value of the shares of restricted stock/restricted stock units has been determined by multiplying the number of shares/units by the closing price of Millipore Common Stock on December 31, 2007 ($73.18).

Aggregate Option Exercises and Stock Vested in Fiscal Year 2007

The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to stock options exercised during 2007, and vesting of restricted stock units awarded in 2007 and prior years under the Millipore Corporation 1999 Stock Incentive Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Martin D. Madaus	—	—	3,334	$248,816
Kathleen B. Allen	238,090	$7,250,789	1,161	$86,645
Charles F. Wagner, Jr.	10,000	$396,499	894	$66,719
Dominique F. Baly	43,273	$1,697,531	894	$66,719
Jean-Paul Mangeolle	20,000	$887,384	1,800	$130,482
Peter C. Kershaw	15,000	$370,650	953	$71,122

(1)	Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2)	The value of restricted stock units is determined by multiplying the number of restricted stock units by the closing price of Millipore Common Stock on the date the restricted stock units vest.

Pension Benefits

The table below shows the estimated annual benefits payable in 2007 under the Retirement Plan for Employees of Millipore Corporation (“Retirement Plan”), a tax-qualified defined benefit offset plan and the Supplemental Retirement Plan, a component of the Supplemental Savings and Retirement Plan for Key Employees of Millipore Corporation, a non-qualified plan.

As previously disclosed, on October 26, 2006, Millipore’s Board of Directors approved amendments to the Retirement Plan and Participation Plan to freeze benefits under the Retirement Plan effective December 31, 2006 and to discontinue annual contributions to the Participation Plan on January 1, 2007. As of December 31, 2006, Participants were 100% vested in their benefits under the Participation Plan and Retirement Plan. The amendments also effectively froze certain benefits under the Supplemental Participation Plan and the Supplemental Retirement Plan effective December 31, 2006. Due to the benefit freeze under the Retirement Plan and Supplemental Retirement Plan, compensation and service earned by employees after December 31, 2006 does not affect their frozen benefits. In addition, changes in account balances under the Participation Plan and the Supplemental Participation Plan subsequent to December 31, 2006 do not affect employees’ frozen benefits under the Retirement Plan and Supplemental Retirement Plan.

As part of the amendments to the Retirement Plan and Participation Plan, all participants, including the named executive officers, were provided a one-time final opportunity in 2007 to transfer account balances in the Participation Plan to the Retirement Plan for the purpose of purchasing an additional benefit under the terms of the Retirement Plan. This transfer option did not apply to the Supplemental Retirement Plan. The amendments also prohibited, with the exception of the final one-time transfer opportunity, employees from transferring account balances in the Participation Plan to the Retirement Plan in the future. None of the named executive officers elected to make this transfer.

The Retirement Plan is a tax-qualified defined benefit “floor” plan which is designed to coordinate with the benefits available to participants under the Participation Plan, a tax-qualified defined contribution plan, to provide a minimum level of retirement benefits to eligible U.S. employees. A U.S. employee was eligible to participate in the Retirement Plan after one year of service with Millipore and had a fully vested and non forfeitable interest in his accrued benefit under the Retirement Plan upon completion of five years of service. A U.S. employee was eligible to participate in the Participation Plan and to receive annual Millipore contributions after two years of service with Millipore.

An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. The minimum level of benefit under the Retirement Plan is based on the following formula: 30% of average compensation, plus 13.5% of average compensation in excess of covered compensation, multiplied by the ratio of years of service over 30, not to exceed 1.

The minimum benefit determined above is offset by the annuity equivalent of the Participation Plan account balance to determine the benefit, if any, payable from the Retirement Plan. Average compensation reflects the highest average compensation over a consecutive five-year period in the 15 years preceding retirement (which compensation is computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table).

The Retirement Plan provides for unreduced retirement at age 62 with at least 10 years of service, and for reduced retirement benefits after age 55 with at least 10 years of service. The benefit is reduced by 6% for each year that commencement precedes age 62. In addition, participants with vested benefits may receive the actuarial equivalent of their vested benefit at any time following termination. Currently Mr. Baly is eligible for early retirement under the Retirement Plan.

Dr. Madaus is eligible to receive a benefit from the Retirement Plan and the Supplemental Retirement Plan as he has not met the eligibility requirements for participation in the Participation Plan and the Supplemental

Participation Plan. Mr. Kershaw is eligible to receive a benefit from the Retirement Plan and the Supplemental Retirement Plan as the Participation Plan and Supplemental Participation Plan do not provide the minimum level of benefit as defined in the Retirement Plan and the Supplemental Retirement Plan. Mr. Baly is eligible to receive a benefit from the Supplemental Retirement Plan as the Supplemental Participation Plan does not provide the minimum level of benefit as defined in the Supplemental Retirement Plan. However, Mr. Baly is not eligible to receive a benefit from the Retirement Plan as his benefit under the Participation Plan exceeds the minimum benefit under the Retirement Plan. For Ms. Allen, Mr. Wagner and Mr. Mangeolle, the benefit under the Participation Plan and the Supplemental Participation Plan exceeds the minimum benefit under the Retirement Plan and the Supplemental Retirement Plan; thus no benefit is payable from the Retirement Plan or the Supplemental Retirement Plan.

The benefits set forth in the Table below represent the value of the benefit payable under the Retirement Plan based on the assumptions noted below.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payment During The Last FY ($)
Martin D. Madaus	Retirement Plan Supplemental Retirement Plan	2.0 2.0	$ $	24,513 113,326	$ $	0 0
Kathleen B. Allen	Retirement Plan Supplemental Retirement Plan	23.0 23.0	$ $	0 0	$ $	0 0
Charles F. Wagner, Jr.	Retirement Plan Supplemental Retirement Plan	4.0 4.0	$ $	0 0	$ $	0 0
Dominique F. Baly	Retirement Plan Supplemental Retirement Plan	18.5 18.5	$ $	0 15,434	$ $	0 0
Jean-Paul Mangeolle	Retirement Plan Supplemental Retirement Plan	8.7 8.7	$ $	0 0	$ $	0 0
Peter C. Kershaw	Retirement Plan Supplemental Retirement Plan	2.9 2.9	$ $	23,950 3,526	$ $	0 0

(1)	The “Present Value of Accumulated Benefit” is the present value as of December 31, 2007 of the annual pension benefit earned as of December 31, 2007 payable under a plan for the executive’s life beginning on the date on which the named executive officer may commence an unreduced pension under the respective plan, reflecting current credited service, current Five Year Average Compensation, and current statutory benefit and pay limits. Certain assumptions were used to determine the estimated present values: (a) FAS 87 Measurement Date, December 31, 2007; (b) Discount Rate, 6.50%; (c) Mortality, RP-2000 mortality with separate rates for males and females projected to 2005; (d) Earliest unreduced retirement age, 62; (e) The annuity equivalent of the Participation Plan benefit is defined in the Plan and is based on an 8.5% interest rate and UP84 mortality, subsequent to age 65. These assumptions are consistent with those used for financial statement purposes under FAS 87 except that the named executive officer is assumed to continue to be employed until the assumed retirement age (i.e., there will be no assumed termination for any reason, including death or disability). The years of credited services were frozen as of December 31, 2006.

Non-Qualified Deferred Compensation

The following table provides information on compensation deferred by the named executive officer into the Supplemental Participation Plan and Supplemental Savings Plan, and the Non-Qualified Deferred Compensation Plan.

Millipore maintains a supplemental unfunded non-qualified excess benefit plan, a component of the Supplemental Savings and Retirement Plan for Key Employees of Millipore Corporation, to operate in conjunction with the Company’s tax-qualified plans (i.e., Retirement Plan, Participation Plan and Savings (section 401(k)) Plan to provide certain “key” employees (10 persons) with the benefits such employees would otherwise be entitled to receive under the tax-qualified plans except for the limitations and restrictions imposed by the Internal Revenue Code (the “Code”) limiting the amount of retirement benefits and deferred compensation that may be received under the Company’s tax-qualified plans. The non-qualified Supplemental Retirement Plan and the Supplemental Participation Plan provide these employees with benefits equal to the benefits such employees would be entitled to receive under the terms of the tax-qualified Retirement and Participation Plans (see above) if the benefits payable from those plans were not limited by the provisions of the Code. The Supplemental Savings Plan allows for supplemental salary deferrals and provides employer “matching” contributions for those deferrals. Employer “matching” contributions under the Supplemental Savings Plan are the same as the Savings Plan, 100% match of the first 6% of compensation contributed without regard to years of service. Participant-directed investments include substantially all of the investment vehicles provided under the tax-qualified savings plan (including a Millipore Stock Fund). Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not effect an intraplan transfer of Millipore Common Stock (including deferred compensation stock units) more than once in any six month period. In the event of a Participant’s termination of employment, distributions from the Supplemental Savings Plan are made on the same basis as under the tax-qualified plans.

The Millipore Corporation 2000 Deferred Compensation Plan for Senior Management (“Deferred Compensation Plan”) provides that certain members of senior management may elect to defer a portion of the Incentive Plan bonus (including cash awards received in 2008 for fiscal 2007 performance), if any, and a portion of base compensation (not to exceed 50%), until retirement, termination of employment or the passage of a period of time (not less than three years), except that withdrawal of funds is permitted in the event of an unexpected financial emergency, subject to such limitations as may be imposed by Section 409A of the Internal Revenue Code. Amounts deferred under the Deferred Compensation Plan remain assets of the Company and subject to the claims of creditors in the event of the Company’s insolvency. A participant may elect to invest amounts deferred among substantially all of the investment vehicles available to participants in the Company’s Savings (Section 401(k)) Plan, except that the Company does not provide any “matching” contributions for amounts deferred under this Plan.

Compensation deferred by executive officers under either the Supplemental Savings Plan or the Deferred Compensation Plan is included as “Salary” in the “Summary Compensation Table” in the year in which the compensation is deferred.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate Balance at Last FYE ($)(4)
Martin D. Madaus	$602,250	$39,365	$75,207	—	$831,164
Kathleen B. Allen	$67,691	$31,124	$24,588	—	$725,881
Charles F. Wagner, Jr.	$31,797	$21,999	$6,458	—	$129,167
Dominique F. Baly	$189,271	$32,515	$96,454	—	$1,359,800
Jean-Paul Mangeolle	$108,405	$27,850	$29,503	—	$396,652
Peter C. Kershaw	$64,279	$27,265	$11,198	—	$240,164

(1)	Amounts shown have been included in the column “Salary” in the Summary Compensation Table.

(2)	Amounts shown have been included in the column “All Other Compensation” in the Summary Compensation Table. Total amounts include Millipore’s contribution in 2007 to the non-qualified Supplemental Retirement Plan account for each of the named executive officers for 2006.

(3)	Amounts shown reflect aggregate investment returns on compensation deferred in 2007 and prior years. Assets are invested in U.S. equities and bonds, benchmarked against the S&P 500 Index and the Lehman Brothers U.S. Government Index, respectively (the “Fund”). The Fund is managed by a third party investment manager. Earnings are posted to the Fund, and hypothetical earnings are credited to the unfunded, non-qualified Supplemental Participation Plan. The annual rate of return on the Fund for 2007 was 3.28%. Distributions from the Supplemental Participation Plan are in the form of a lump sum or installment payments, subject to the limitations of Section 409A of the Internal Revenue Code.

The Savings Plan offers 14 participant-directed investment vehicles, including a Millipore Stock Fund. Earnings (investment gains/losses) on each investment are posted to participant accounts by a third party administrator.

The Supplemental Savings Plan is comprised of substantially all of the participant-directed investment vehicles provided under the tax-qualified plan; earnings (investment gains/losses) are calculated using the methodology described above. Participant accounts in the Millipore Stock Fund through the Supplemental Retirement Plan are credited with deferred compensation stock units (in lieu of shares of Millipore Common Stock) on the last business day of each month, based on the average closing price of Millipore Common Stock during that month.

Following are the participant-directed investment vehicles provided under the supplemental unfunded non-qualified Section 401(k) plan, and the annual rate of return for each fund for 2007: T. Rowe Price Stable Value Fund, 4.47%; PIMCO Total Return, 9.10%; American Europacific Growth Fund, 18.87%; T. Rowe Price Balanced Fund, 7.18%; Calamos Growth Fund A, 23.26%; Dodge and Cox Stock Fund, 0.14%; T. Rowe Price Equity Index Fund, 5.43%; T. Rowe Price Growth Stock Fund, 10.37%; T. Rowe Price Mid-Cap Value Fund, 0.60%; Oppenheimer Developing Markets, 33.86%; Royce Low Price Stock Fund, 2.32%; Third Avenue Real Estate Value Fund, -8.35%; Wasatch Small Cap Growth Fund, 8.36%; and Millipore Stock Fund, 9.88%.

The Deferred Compensation Plan provides the same participant-directed investment selections as are provided in the supplemental unfunded non-qualified Section 401(k) Plan, with the exception of the Millipore Stock Fund, which is not available under the Deferred Compensation Plan. The calculation of earnings is based on the same methodology described for the supplemental non-qualified Section 401(k) plan.

(4)	Aggregate balances for Dr. Madaus, Ms. Allen, Mr. Baly, and Mr. Mangeolle include amounts of $742,150, $545,047, $1,075,183, and $214,489, respectively, which were reported as compensation in the Summary Compensation Table for 2007 and for prior years in which the executive officer was a named executive officer. Aggregate balances for Mr. Wagner and Mr. Kershaw include amounts of $53,796 and $91,544, respectively, which are reported as compensation in the 2007 Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would be paid to each of the named executive officers of the Company in the event of termination of such executive’s employment for the following reasons: involuntary for Cause; involuntary without Cause/voluntary for Good Reason; involuntary without Cause with a change in control (referred to in the tables below as “involuntary without Cause (with CIC)”); disability; death and voluntary resignation or retirement. The amounts shown assume that termination of the executive officer’s employment was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Equity values reflect the in-the-money value using a $73.18 share price, the price of Millipore Common Stock on December 31, 2007.

Executive Termination Agreements.    The Executive Termination Agreement provides that if an impending change of control (as defined in the Executive Termination Agreement) occurs, the executive agrees to remain employed by the Company through the period ending 180 days following the occurrence of any change of control (as defined in the Executive Termination Agreement) or, if earlier, the date on which the Board determines that there is no longer any threat or likelihood of a change of control. Generally, no benefits are payable under the Executive Termination Agreement unless a change of control occurs. If the executive is terminated without cause or terminates with good reason during an impending change of control, the termination will be deemed to have occurred following a change in control if the termination or the circumstances giving rise to good reason are at the direction of a person or entity central to the impending change of control, as defined in the Executive Termination Agreement. The Executive Termination Agreement provides that in the event of the executive’s termination of employment within two years following a change of control, unless such termination is by the Company for cause, due to the executive’s disability, by reason of the executive’s death, or by the executive without good reason (each as defined in the Executive Termination Agreement), the executive is entitled to the following payments and benefits:

•    a lump sum severance amount equal to 3.00 (2.00, in the case of all NEOs other than the Chief Executive Officer) times the sum of (1) the current base salary, plus (2) the greater of (a) the average actual bonus earned in respect of the three most recently completed years prior to termination of employment and (b) the target annual bonus for the year in which the termination of employment occurs;

•    a pro-rata target annual bonus for the year in which termination of employment occurs; and

•    continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family for a period of three years (two years for all NEOs other than the Chief Executive Officer), or, if earlier, until the date that the executive receives from another employer not less favorable benefits

The Executive Termination Agreement provides that upon a change of control, unvested equity accelerates only upon a “double trigger” where the executive must be terminated without cause or terminate with good reason. In the event that the surviving corporation or acquiring company refuses to assume or replace outstanding equity, all outstanding stock options become fully vested and immediately exercisable and all restrictions on restricted stock shall lapse. In addition, the executive receives a full gross-up payment for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to such excise tax, such that the executive is placed in the same after-tax position as he would have been in had no excise tax been imposed.

Officer Severance Agreements.    The Officer Severance Agreements provide the executives with certain severance benefits in the event of a termination of employment in the absence of a change of control. An officer cannot receive duplicate benefits under both the Executive Termination Agreement and the Officer Severance Agreement. In the event of the executive’s termination of employment by the Company other than for cause and other than due to the executive’s death or disability, the executive is entitled to the following payments and benefits:

•    an amount equal to 2.00 (in the case of all NEOs other than the Chief Executive Officer, the severance multiple will be the sum (but not more than 2.00) of (1) one plus (2) the quotient obtained by dividing the number of the executive’s full years of service as of the date of termination of employment by 12) times the sum of (a) the current base salary and (b) the annual target bonus for the year in which termination of employment occurs. The executive will receive base salary continuation during the six month period following termination and the remaining severance value will be paid as a lump sum after the six month period.

•    a pro-rata target annual bonus for the year in which termination of employment occurs;

•    continuation of the Company’s standard group employee insurance coverages (e.g., health, dental, disability and life) for the executive and his family as made available to the Company’s active employees for a period of two years (in the case of all officers other than the Chief Executive Officer, the period will be the same as the severance multiple, expressed in full and partial years), or, if earlier, until the date that the executive receives from another employer not less favorable benefits;

•    outplacement services for the one year period following termination, duration of the severance period. The total value of outplacement services is not to exceed the lesser of 10% of salary plus target bonus, or $50,000.

•    For equity awards granted prior to 2007,

•    50% of the executive’s then outstanding unvested stock options shall vest and become exercisable as of the date of termination of employment (and remain exercisable for up to six months thereafter) but in no event later than the originally scheduled expiration date of the stock option; and

•    50% of the executive’s then outstanding shares of restricted stock (and 50% of any other then outstanding unvested equity-based awards) shall vest and any restrictions on such restricted stock shall lapse; and

•    For equity awards granted after 2006:

•    50% of the executive’s then outstanding unvested stock options shall vest and become exercisable as of the date of termination of employment

•    For restricted stock or restricted stock units a portion of unvested shares or units will vest at termination and any restrictions shall lapse as outlined below:

•    25% for shares granted within one year preceding termination

•    50% for shares granted more than one year, but less than two years prior to termination

•    75% for shares granted more than two years, but less than three years prior to termination

•    All salary and accrued vacation earned through the date of termination of employment

No benefits are payable under the Officer Severance Agreement in the event the executive’s employment is terminated by reason of his voluntary resignation, death or disability or by the Company for cause.

As a condition to receive benefits under both the Executive Termination Agreement and the Officer Severance Agreement, the executive agrees to a non-competition and non-solicitation restriction during the severance period, as defined in the Officer Severance Agreement.

Death and Disability.    A termination of employment due to death or disability does not entitle the executive officers to any payments or benefits that are not available to all U.S. employees generally.

For certain executives, the value of pension death benefits exceeds the value of pension benefits under the other termination scenarios. Generally, the Retirement Plan only provides benefits to the extent benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. However, for purposes of determining the adequacy of Participation Plan benefits, the Retirement Plan provides that Participation Plan benefits are less adequate in pre-retirement death benefit situations than in other types of employee termination. Thus, the Retirement Plan generally provides pre-retirement death benefits that exceed the benefits payable under other termination scenarios. As the pertinent provisions of the Supplemental Retirement Plan and Supplemental Participation Plan mirror the provisions of the Retirement Plan and Participation Plan, respectively, pre-retirement death benefits under the Supplemental Retirement Plan generally exceed the benefits payable from the Supplemental Retirement Plan under other termination scenarios.

Vested Accrued Benefits; Stock Options; Restricted Stock Units

The amounts shown in the tables do not include the payment to the executive officer of vested accrued benefits under the Company’s Non-Qualified Deferred Compensation Plans and Supplemental Retirement Plan; and the officer’s entitlement to exercise stock options currently vested. Those benefits are shown in the tables captioned: “Outstanding Equity Awards at December 31, 2007”; “Pension Benefits”; and “Non-Qualified Deferred Compensation.”

Martin D. Madaus

The following table shows potential incremental payments to Martin D. Madaus, Chairman of the Board, President and Chief Executive Officer of Millipore, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$2,475,000	$4,725,000	$0	$0	$0
Pro-rata Target Bonus	$0	$487,500	$487,500	$0	$0	$0

Total Cash Severance	$0	$2,962,500	$5,212,500	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$3,809	$0
Health and Welfare Benefits	$0	$30,226	$45,340	$0	$0	$0
Outplacement	$0	$50,000	$0	N/A	N/A	N/A

Total Benefits & Perquisites	$0	$80,226	$45,340	$0	$3,809	$0
280G Tax Gross-Up	N/A	N/A	$2,506,932	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$996,188	$1,116,000	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$1,369,820	$3,124,420	$3,124,420	$3,124,420	$0

Total Value of Accelerated Equity Grants	$0	$2,366,008	$4,240,420	$3,124,420	$3,124,420	$0
Total Value: Incremental Benefits	$0	$5,408,734	$12,005,192	$3,124,420	$3,128,229	$0

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2006, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Kathleen B. Allen

Kathleen B. Allen stepped down as Chief Financial Officer on August 15, 2007, and voluntarily terminated her employment with the Company effective February 18, 2008. As the termination was voluntary, the Officer Severance Agreement that she entered into on November 18, 2003 did not apply to her termination.

Charles F. Wagner, Jr.

The following table shows potential incremental payments to Charles F. Wagner, Jr., Vice President and Chief Financial Officer, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$735,604	$1,038,500	$0	$0	$0
Pro-rata Target Bonus	$0	$184,250	$184,250	$0	$0	$0

Total Cash Severance	$0	$919,854	$1,222,750	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$0	$0
Health and Welfare Benefits	$0	$20,348	$28,726	$0	$0	$0
Outplacement	$0	$50,000	$0	N/A	N/A	N/A

Total Benefits & Perquisites	$0	$70,348	$28,726	$0	$0	$0
280G Tax Gross-Up	N/A	N/A	$674,340	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$139,220	$278,441	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$285,475	$815,152	$815,152	$815,152	$0

Total Value of Accelerated Equity Grants	$0	$424,695	$1,093,593	$815,152	$815,152	$0
Total Value: Incremental Benefits	$0	$1,414,897	$3,019,409	$815,152	$815,152	$0

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2007, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Dominique F. Baly

The following table shows potential incremental payments to Dominique Baly, Vice President and President of the Bioscience Division, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$1,039,082	$1,039,082	$0	$0	$0
Pro-rata Target Bonus	$0	$184,353	$184,353	$0	$0	$0

Total Cash Severance	$0	$1,223,435	$1,223,435	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$608,022	$0
Health and Welfare Benefits	$0	$20,524	$20,524	$0	$0	$0
Outplacement	$0	$50,000	$0	N/A	N/A	N/A

Total Benefits & Perquisites	$0	$70,524	$20,524	$0	$608,022	$0
280G Tax Gross-Up	N/A	N/A	$0	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$184,966	$369,931	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$260,631	$715,774	$715,774	$715,774	$0

Total Value of Accelerated Equity Grants	$0	$445,597	$1,085,705	$715,774	$715,774	$0
Total Value: Incremental Benefits	$0	$1,739,556	$2,329,664	$715,774	$1,323,796	$0

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2007, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Jean-Paul Mangeolle

The following table shows potential incremental payments to Jean-Paul Mangeolle, Vice President and President of the Bioprocess Division, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$1,046,124	$1,046,124	$0	$0	$0
Pro-rata Target Bonus	$0	$185,603	$185,603	$0	$0	$0

Total Cash Severance	$0	$1,231,727	$1,231,727	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$0	$0
Health and Welfare Benefits	$0	$28,746	$28,746	$0	$0	$0
Outplacement	$0	$50,000	$0	N/A	N/A	N/A

Total Benefits & Perquisites	$0	$78,746	$28,746	$0	$0	$0
280G Tax Gross-Up	N/A	N/A	$0	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$87,476	$174,953	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$366,778	$764,585	$764,585	$764,585	$0

Total Value of Accelerated Equity Grants	$0	$454,254	$939,538	$764,585	$764,585	$0
Total Value: Incremental Benefits	$0	$1,764,727	$2,200,011	$764,585	$764,585	$0

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2007, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Peter C. Kershaw

The following table shows potential incremental payments to Peter C. Kershaw, Vice President, Global Supply Chain, upon his termination of employment for the reasons indicated below.

	Involuntary For Cause	Involuntary w/out Cause / Voluntary for Good Reason	Involuntary Without Cause (with CIC)*	Disability	Death	Voluntary Resignation or Retirement
INCREMENTAL BENEFITS DUE TO TERMINATION EVENT
Cash Severance
Base Salary + Bonus	$0	$571,253	$914,004	$0	$0	$0
Pro-rata Target Bonus	$0	$162,162	$162,162	$0	$0	$0

Total Cash Severance	$0	$733,415	$1,076,166	$0	$0	$0
Benefits & Perquisites
Pension	$0	$0	$0	$0	$32,496	$0
Health and Welfare Benefits	$0	$12,633	$20,212	$0	$0	$0
Outplacement	$0	$50,000	$0	N/A	N/A	N/A

Total Benefits & Perquisites	$0	$62,633	$20,212	$0	$32,496	$0
280G Tax Gross-Up	N/A	N/A	$526,574	N/A	N/A	N/A
Long-Term Incentives
Gain of Accelerated Stock Options	$0	$141,244	$282,500	$0	$0	$0
Value of Accelerated Restricted Stock/Units	$0	$277,572	$761,804	$761,804	$761,804	$0

Total Value of Accelerated Equity Grants	$0	$418,816	$1,044,304	$761,804	$761,804	$0
Total Value: Incremental Benefits	$0	$1,214,864	$2,667,256	$761,804	$794,300	$0

*	The acceleration of long-term incentives upon a CIC does not require a termination of employment. As of December 31, 2007, the acceleration of long-term incentives alone would not result in excise tax under Section 4999 of the Internal Revenue Code.

Compensation of Non-Employee Directors

Annual compensation for non-employee Directors for 2007 was comprised of the following components: cash compensation, consisting of annual retainer, meeting and committee fees and with respect to Dr. Bishop, fees for rendering services as the Lead Director. Directors were also awarded equity compensation, consisting of non-qualified stock options and restricted stock units granted under the terms of the Millipore Corporation 1999 Stock Incentive Plan (the “1999 Plan”), and non-qualified deferred compensation earnings, as more fully described below. Non-employee Directors are not eligible to participate in Millipore’s benefit plans.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Daniel Bellus	$64,000	$25,863	$42,301	—	—	$132,164
Robert C. Bishop	$76,500	$25,863	$42,301	$115	—	$144,779
Melvin D. Booth	$81,500	$25,863	$39,590	—	—	$146,953
Rolf A. Classon	$64,000	$25,863	$59,484	—	—	$149,347
Maureen A. Hendricks	$70,750	$25,863	$42,301	$106	—	$139,020
Mark Hoffman	$77,000	$25,863	$42,301	—	—	$145,164
John F. Reno	$87,000	$25,863	$42,301	—	—	$155,164
Edward M. Scolnick	$60,500	$25,863	$42,301	—	—	$128,664
Karen E. Welke	$71,500	$25,863	$42,301	—	—	$139,664

(1)	On February 14, 2008, the Board approved certain changes to the cash compensation for Board and committee services by directors (other than directors who are employees of the Company), to become effective for the next quarterly payment. Each non-employee Director shall receive a fixed annual retainer of $60,000 (increased from $48,000), and is entitled to receive additional annual compensation for services on a committee. The non-employee Lead Director of the Board shall, in addition to the base annual fee, receive an annual fee of $35,000 (unchanged) for such service. Members of the Audit and Finance Committee shall receive an annual fee of $18,000 (unchanged). Members of the Management Development and Compensation Committee shall receive an annual fee of $12,000 (unchanged). Members of the Governance and Public Policy Committee and the Technology Committee shall receive an annual fee of $8,000 (unchanged) for each committee membership. The chair of the Audit and Finance Committee shall, in addition to the base annual fee, receive an annual fee of $15,000 (increased from $10,000). The chair of the Management Development and Compensation Committee shall, in addition to the base annual fee, receive an annual fee of $10,000 (increased from $5,000). The chair of each of the Governance and Public Policy Committee and the Technology Committee shall, in addition to the base annual fee, receive an annual fee of $7,500 (increased from $5,000). Board and committee fees are paid quarterly. Dr. Madaus receives no additional compensation for services as a Director.

(2)

The amounts included in the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes, in accordance with FAS 123R (prior to consideration of forfeitures), for stock awards granted in fiscal 2007 and prior years. For a discussion of valuation assumptions, see footnote 12 to the Company’s 2007 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 28, 2008. In February 2006, the Board of Directors approved an amendment to the Millipore Corporation

1999 Stock Incentive Plan, approved by the shareholders at the 2006 Annual Meeting, to permit awards of equity incentive compensation (stock options, stock appreciation rights (“SARS”) and stock units (including restricted stock units)) to non-employee Directors under the 1999 Plan. The Board of Directors also approved awards to non-employee Directors effective upon shareholder approval of the amendments, as follows: Each newly elected non-employee Director shall be awarded 1,650 restricted stock units on the date of his or her first election. Following the initial award, each non-employee Director shall automatically be awarded 825 restricted stock units at the Board of Directors meeting following an Annual Meeting of Shareholders, provided such individual is then a non-employee Director. On December 31, 2007, each director named above held 1,443 restricted stock units. The Grant Date Fair Value of restricted stock units awarded to each director during 2007 was $62,766.

(3)	The amounts included in the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes, in accordance with FAS 123R (prior to consideration of forfeitures), for stock option awards granted in fiscal 2007 and prior years. For a discussion of valuation assumptions, see footnote 12 to the Company’s 2007 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 28, 2008. In February 2006, pursuant to the amendment to the 1999 Plan discussed above, the Board of Directors approved grants of stock options to each non-employee Director, as follows: Each newly elected non-employee Director shall be awarded options covering 5,000 shares of Common Stock on the date of his or her first election. Following the initial grant, each non-employee Director shall automatically be awarded options covering 2,500 shares of Common Stock at the Board of Directors meeting following an Annual Meeting of Shareholders, provided such individual is then a non-employee Director. The Grant Date Fair Value of options granted to each director during 2007 was $65,619. On December 31, 2007, directors held options to purchase shares of Millipore Corporation Common Stock as follows: Dr. Bellus, 21,923 shares; Dr. Bishop, 23,548 shares; Mr. Booth, 12,500 shares; Mr. Classon, 10,000 shares; Mrs. Hendricks, Mr. Hoffman and Mr. Reno, 23,548 shares, each; Dr. Scolnick, 19,024 shares; and Ms. Welke, 16,500 shares.

(4)	The amounts included represent above-market earnings on compensation deferred on a basis that is not tax-qualified for Dr. Bishop and Mrs. Hendricks.

Certain Relationships and Related Transactions

Millipore has adopted a code of ethics that applies to our principal executive officer, our principal financial officer, and our principal accounting officer, as well as to our other employees. This code of ethics consists of our Corporate Compliance Policy, our Employee Code of Conduct and our Rules of Conduct. Millipore has also adopted a Director Code of Conduct that applies to each director. Millipore has adopted these codes in order to maintain the highest standards of business and professional conduct and ethical integrity reflect and promote Millipore’s core values. (These documents are located on the Millipore website: www.millipore.com) The codes describe Millipore’s expectation that all officers and employees who may have a potential or apparent conflict of interest to notify the General Counsel. Further, to identify related person transactions, each year, Millipore requires its directors and officers to complete a questionnaire identifying any transactions with us in which the officer or director or their family members have an interest. In assessing such transactions, the Board of Directors and/or the applicable, authorized committee are guided by the New York Stock Exchange rules on director independence, the statutory provisions in the Sarbanes-Oxley Act of 2002 relating to the independence of directors and pertinent SEC rules. In determining whether to approve or ratify an interested transaction, the Board of Directors or the applicable, authorized committee takes into account such factors as they deem appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Rolf A. Classon, a Director of Millipore since December 2005, retired as Chairman and President of Bayer Healthcare LLC in July 2004. He is currently a member of the Supervisory Board of Bayer Healthcare AG. During 2007, Bayer AG (including Bayer Healthcare LLC) purchased a total of $17.7 million of products from Millipore. The relationship between Millipore and Bayer predates Mr. Classon’s election as a Director. Purchases by Bayer AG (including Bayer Healthcare LLC) do not exceed the independence thresholds contained in the listing standards. The Board has considered the nature of Mr. Classon’s relationship and has determined that they do not compromise the ability of Mr. Classon to be independent of management, nor does this relationship affect the “independence” of Mr. Classon under applicable regulations of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards applicable to corporate governance.

The Governance and Public Policy Committee has agreed to pay Mr. Reno $13,290.60 to reimburse him for losses resulting from administrative errors in the exercise of certain of his stock options.

During 2007, Millipore expended approximately $465,000 for hotel accommodations and business functions at one or more hotels located in close proximity to its wholly-owned subsidiary Millipore SAS in Molsheim, France. These hotels are owned by a brother of Dominique F. Baly, a Vice President of Millipore.

Ownership of Millipore Common Stock

Management Ownership of Millipore Common Stock

The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group on March 10, 2008. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)		% of Class
Kathleen B. Allen	19,455		*
Dominique F. Baly	39,255		*
Daniel Bellus	19,515		*
Robert C. Bishop	27,194		*
Melvin D. Booth	9,370		*
Rolf A. Classon	4,995		*
Maureen A. Hendricks	26,032		*
Mark Hoffman	42,834		*
Peter C. Kershaw	51,406		*
Martin D. Madaus	164,904		*
Jean-Paul Mangeolle	59,207		*
John F. Reno	29,546		*
Edward M. Scolnick	16,780		*
Charles F. Wagner, Jr.	81,733		*
Karen E. Welke	13,370		*
All Directors and Executive Officers as a Group (21 persons including those listed above)	800,023	(2)

*	None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1)

Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan (and the predecessor 1989 and 1999 Stock Option Plans for non-employee Directors), which the following non-employee Directors have the right to acquire within 60 days of March 10, 2008: Dr. Bellus, 18,173 shares; Mr. Booth, 8,750 shares; Mr. Classon, 4,375 shares; Dr. Bishop, Mrs. Hendricks and Messrs. Hoffman and Reno, 17,536 shares, respectively; Dr. Scolnick, 15,274 shares; and Ms. Welke, 12,750 shares; and the vesting of 413 restricted stock units to each of the named non-employee Directors; (ii) shares subject to stock options under the Millipore Corporation 1999 Stock Incentive Plan which the following executive officers have the right to acquire within 60 days of March 10, 2008: Dr. Madaus, 149,847 shares; Ms. Allen, 12,298 shares; Mr. Wagner, 80,014 shares, Mr. Baly, 10,289 shares; Mr. Mangeolle, 54,537 shares; and Mr. Kershaw, 49,711 shares. Included in the shares listed as beneficially owned are deferred compensation phantom stock units (“Purchased Units”) credited to the accounts of the following non-employee Directors: Dr. Bellus, 721.80 units; Dr. Bishop, 4,677.17 units; Mrs. Hendricks, 6,376.46 units; Mr. Hoffman, 2,887.8 units; Mr. Reno, 9,010.11 units and Dr. Scolnick, 885.67 units. Prior to June 2002, non-employee directors could elect to defer all or any portion of their fees into Purchased Units (based upon 100% of the fair market value of Millipore Common Stock on the conversion dates specified in the agreements as well as purchased units equivalent to dividends declared on Millipore stock prior to June 2002). Purchased Units are payable only in cash upon the Director’s retirement or earlier termination of service from the Board of non-employee Directors or in the event of a merger, consolidation, statutory share exchange, sale of assets or other corporate transaction. The Board voted to discontinue the deferral of non-employee Directors’ fees into Purchased Units in June 2002.

(2)	Includes 669,566 shares subject to acquisition by Officers and non-employee Directors within 60 days of March 10, 2008 (“Record Date”) through the exercise of stock options and the vesting of restricted stock units. The foregoing aggregate figure represents approximately 1.4% of the issued and outstanding stock on the Record Date (approximately 55,733,000 shares), adjusted to include the number of options exercisable and vesting of Restricted Stock Units within 60 days of the Record Date for each beneficial owner whose ownership is being reported.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Millipore’s directors and officers and persons who own more than 10 percent of Millipore’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. Millipore believes that all of its directors, officers and 10 percent shareholders complied with these filing requirements for the fiscal year 2007, with the following exceptions. Charles F. Wagner, Jr. reported on May 22, 2007 that he disposed of 0.744 shares of Millipore Common Stock on May 11, 2007. Anthony L. Mattacchione, Millipore’s Principal Accounting Officer, reported on December 3, 2007 the grant of 2,424 employee stock options on February 15, 2007, the grant of 1,900 restricted stock units on February 25, 2007, and the vesting of 196 restricted stock units on April 12, 2007. Millipore has relied solely on written representations of its directors and officers and copies of the reports they have filed with the Securities and Exchange Commission.

Other Principal Holders of Millipore Common Stock

As of March 10, 2008 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore’s only class of voting securities, based upon information received from the above beneficial owners and Schedule 13G reports filed with the Securities and Exchange Commission.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
MASSACHUSETTS FINANCIAL SERVICES COMPANY	2,829,376	(1)	5.2%
500 Boylston Street – 15th Floor
Boston, MA 02116

PRIMECAP MANAGEMENT COMPANY	4,955,025	(2)	9.08%
225 South Lake Avenue, Ste. 400
Pasadena, CA 91101

SELECT EQUITY GROUP INC.	4,760,697	(3)	8.72%
380 Lafayette Street
New York, NY 10003

(1)	Of the shares reported as beneficially owned by MASSACHUSETTS FINANCIAL SERVICES COMPANY, it has sole voting power with respect to 2,829,376 of such shares and sole dispositive power with respect to all of such shares.

(2)	Of the shares reported as beneficially owned by PRIMECAP MANAGEMENT COMPANY, a registered investment company, it has sole power to vote or direct the vote of 888,275 of such shares and sole power to dispose of or to direct the disposition of all of such shares. Of the total number of shares reported by PRIMECAP MANAGEMENT, VANGUARD CHESTER FUNDS – VANGUARD PRIMECAP FUND of Malvern, PA reports as beneficially owned 2,820,000 shares over which it has sole power to vote or direct the vote of such shares (5.16% of class).

(3)	Of the shares reported as beneficially owned by SELECT GROUP, INC. (“SELECT”), SELECT OFFSHORE ADVISORS, LLC (“SELECT OFFSHORE”) and GEORGE S. LOENING, controlling shareholder of SELECT and SELECT OFFSHORE (“LOENING”), SELECT has sole voting power and sole dispositive power with respect to 3,643,718 of such shares; SELECT OFFSHORE has sole voting power and sole dispositive power with respect to 1,116,979 of such shares; and LOENING has sole voting power and sole dispositive power with respect to all of such shares.

ADOPTION OF THE MILLIPORE CORPORATION

2008 STOCK INCENTIVE PLAN

Based on a recommendation from the Management Development and Compensation Committee, the Board of Directors (the “Board”) adopted, subject to shareholder approval, the Millipore Corporation 2008 Stock Incentive Plan (the “2008 Plan”). The Board has approved the 2008 Plan as a plan that generally contains the same terms as the Millipore Corporation 1999 Stock Incentive Plan, as amended (the “1999 Plan”), but that includes updates to reflect current best practices, changes in law, changes in accounting rules with respect to equity compensation plans and revisions to provide the committee that administers the 2008 Plan (the “Committee”) with additional flexibility. The 2008 Plan would replace and supersede the 1999 Plan, except that awards granted under the 1999 Plan prior to May 8, 2008, would remain in effect. Set forth below is a summary of the 2008 Plan, which is qualified in its entirety by the specific language of the 2008 Plan. Unless specifically noted, the terms of the 2008 Plan are generally the same as the 1999 Plan. A copy of the 2008 Plan is attached to this Proxy Statement as Appendix A. As of March 10, 2008, the closing price of a share of the Company’s Common Stock (“Share”) in consolidated trading of New York Stock Exchange-listed securities was $67.25.

Description of the 2008 Plan

The purpose of the 2008 Plan is to advance the interests of the Company and its subsidiaries by enhancing the Company’s ability to (i) attract and retain key employees and other persons (including non-employee directors of the Company) who are in a position to make significant contributions to the success of the Company and its subsidiaries, (ii) reward such employees and other persons for such contributions and (iii) encourage such employees and other persons to take into account the long-term interests of the Company and its subsidiaries through ownership of Shares. There are approximately 600 employees (including executive officers) who currently participate in the 1999 Plan. Therefore, based on past practice of granting equity-based awards, it is expected that awards would be generally limited to approximately 600 employees. However, in the future, equity-based awards may be granted to a broader group of employees.

The 2008 Plan would be effective as of the date of its approval by the shareholders of the Company and would terminate on the tenth anniversary of such approval, subject to earlier termination by the Board. The maximum aggregate number of Shares that may be delivered under the 2008 Plan is equal to (A) 4,000,000 plus (B) any Shares that remain available under the 1999 Plan, including Shares with respect to awards granted under the 1999 Plan that are forfeited following the date that the 2008 Plan is approved by the Company’s shareholders, of which the maximum number of Shares that would be permitted to be delivered pursuant to ISOs granted under the 2008 Plan would be 4,000,000. As of March 10, 2008, a total of 1,157,039 Shares remained available for future awards under the 1999 Plan. As of that date, 2,729,979 Shares were subject to outstanding options and 725,952 Shares were subject to outstanding restricted stock units. The types of awards that the Company may grant under the 2008 Plan include, in addition to options and restricted stock, stock appreciation rights, or SARs, and stock units (including restricted stock units). The Committee may condition the grant or vesting of awards on the satisfaction of performance conditions. Each Share with respect to which an option is granted under the 2008 Plan would reduce the number of Shares available for delivery under the 2008 Plan by one Share. Each Share with respect to which a stock-settled SAR is granted under the 2008 Plan would reduce the number of Shares available for delivery under the 2008 Plan by one Share, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. Each Share with respect to which any other stock-settled award is granted under the

2008 Plan would reduce the number of Shares available for delivery under the 2008 Plan by 2.18 Shares. In this respect, the 2008 Plan is different from the 1999 Plan, which provides that each Share with respect to which a stock-settled award (other than an option or stock-settled SAR) is granted under the 2008 Plan would reduce the number of Shares available for delivery under the 1999 Plan by 1.9 Shares.

Shares delivered under the 2008 Plan would be authorized but unissued Shares or Shares purchased in the open market or otherwise. If any award is canceled, forfeited, expires or terminates without the issuance of all Shares subject thereto, or is settled in cash, the number of Shares subject to such award that were not issued with respect to such award would not be treated as issued under the 2008 Plan and would be available for future awards. However, Shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or payment of an award would not be available for future issuance under the 2008 Plan.

Subject to adjustments for changes in capitalization, the maximum number of Shares for which awards may be granted to any participant in any calendar year under the 2008 Plan would be 1,000,000. With respect to awards that are settled in cash based on the Fair Market Value (as defined in the 2008 Plan) of a Share, the maximum aggregate amount of cash that may be paid pursuant to such awards granted to any participant in any calendar year under the 2008 Plan would be equal to the aggregate Fair Market Value of 1,000,000 Shares as of the relevant vesting, payment or settlement date. Under the 2008 Plan, the Fair Market Value of a Share is the closing market price as reported by the New York Stock Exchange on the relevant date. In this respect, the 2008 Plan is different from the 1999 Plan, which provided that the Fair Market Value of a Share was equal to the closing market price as reported by the New York Stock Exchange on the day prior to the relevant date.

The 2008 Plan is designed to meet the requirements for treating options, SARs and other performance-based awards as “performance based compensation” exempt from the deduction limitation of Section 162(m) of the Internal Revenue Code (the “Code”).

Eligibility.    Awards may be made to key employees, non-employee directors and consultants of the Company and its subsidiaries who, in the opinion of the Committee, or the Board in the case of awards to non-employee directors, are in a position to make a significant contribution to the success of the Company or its subsidiaries.

Terms and Conditions of Awards

Stock Options.    The 2008 Plan provides for the grant of options to purchase Shares that are intended to qualify as incentive options (“ISOs”) under the Code, as well as “non-qualified” options which are not intended to so qualify. Options may be awarded for no cash consideration. ISOs may be awarded only to employees. The exercise price of any option granted under the 2008 Plan would be determined by the Committee but may not be less than 100% of the Fair Market Value of Shares or, if greater, in the case of an original issue of authorized stock, par value. The Committee may not reprice any option (whether by modification of the exercise price, replacement, or cancellation and regrant) without shareholder approval.

SARs.    The exercise price in respect of a SAR may not be less than the Fair Market Value of a Share on the date of grant. SARs may be payable in cash or in Shares or in a combination of both, at Millipore’s discretion. The Committee may not reprice any SAR (whether by modification of the exercise price, replacement, or cancellation and regrant) without shareholder approval.

Restricted Stock.    Restricted stock may be awarded for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee. Generally, awards of restricted stock are subject to restrictions on transfer and subject to forfeiture unless specified conditions are met, such as continued service of the participant for specified time periods or the attainment of specified business performance goals established by the Committee or both. Subject to such restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock would generally have all the rights of a shareholder of the Company with respect to the restricted stock received, including the right to vote the Shares and to receive dividends thereon. In the case of any restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the grant and/or the vesting of such restricted stock would be contingent on satisfying the requirements described below under “Awards Conditioned on Performance”.

Stock Units.    An award of stock units provides the participant the right to receive a payment based on the value of a Share. Stock units may include restricted stock units, which are subject to such restrictions and conditions, including vesting requirements, as the Committee may determine. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals established by the Committee or both. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. Stock unit awards are payable in cash or in Shares or a combination of both. Stock units may also be granted together with related dividend equivalent rights. In the case of any stock unit intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the grant and/or the vesting of such stock unit would be contingent on satisfying the requirements described below under “Awards Conditioned on Performance”.

Vesting and Exercise of Awards

The period within which each option or SAR may be exercised cannot exceed 10 years from the date of grant. Options and SARs are exercisable in full or in installments as determined by the Committee. The Committee may accelerate the time at which all or any part of an option or SAR may vest and/or be exercised. Subject to the applicable award agreement or an employment or similar agreement between a participant and the Company or one of its affiliates, unless otherwise agreed to by the Committee, or as may otherwise be provided by the 2008 Plan, options and SARs generally expire 90 days after termination of employment. The 2008 Plan provides, however, with the approval of the Committee, for vesting and ability to exercise options and SARs previously granted for a fixed period of time after “Retirement” from the Company. For purposes of the 2008 Plan, unless otherwise provided in the applicable award agreement, “Retirement” shall mean the termination of a participant’s employment with the Company and its subsidiaries (other than for “cause” (as determined by the Committee)) after the participant has reached age 62 and has completed at least 10 years of service with the Company and its subsidiaries (as well as with any predecessor to the Company or its subsidiaries, to the extent that the Committee determines that service with such predecessor shall be recognized for this purpose). Payment of the exercise price of any option or SAR must be made in full at the time of exercise. Such payment must be in cash or in such other form, including without limitation, the delivery of Shares, as the Committee may approve.

The Committee may accelerate the time at which all or any part of a restricted stock award or stock unit award vests. Subject to the applicable award agreement or an employment or similar agreement between a participant and the Company or one of its affiliates, unvested restricted stock awards and stock unit awards would be forfeited, terminate and expire upon termination of employment, except that, subject to the applicable award agreement, the 2008 Plan provides for vesting of unvested restricted stock unit awards upon “Retirement” (as defined above) from the Company in the case of employee participants. Except as otherwise required by Section 409A of the Code or determined by the Committee, any Shares or cash subject to a stock unit award that is vested at the time of an employee’s termination of employment will be delivered at the same time as such Shares or cash would have been delivered had the participant remained an employee.

Awards Conditioned on Performance

All awards under the 2008 Plan may be conditioned on performance criteria determined by the Committee. In the case of a restricted stock award or a stock unit award, the grant or vesting of which is based on performance, that is intended to qualify for the performance-based compensation exception to the deduction limitation under Section 162(m) of the Code (a “162(m) Award”), the applicable performance criteria must be established by the Committee, in general, within the first 90 days of the relevant performance period and must consist of objectively determinable measures of performance relating to any (or any combination) of the following (measured absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographic basis or in combinations thereof): sales; revenues; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per Share basis; return on equity, investment, capital or assets; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups or split-offs; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A performance criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or the avoidance of loss. To the extent consistent with Section 162(m) of the Code, the Committee may provide in the case of any 162(m) Award that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the relevant performance period.

In a manner consistent with 162(m) of the Code and the regulations and guidelines thereunder, the Committee will also determine the actual size of each participant’s 162(m) Award for the relevant performance period and, in so doing, may, in its sole and plenary discretion, reduce or eliminate the amount of such 162(m) Award earned in such performance period, even if applicable performance criteria have been satisfied. The provisions of the 2008 Plan in respect of 162(m) Awards will not restrict the Company from granting any award or payment under any other plan or arrangement.

Administration of the 2008 Plan

The 2008 Plan is administered by the Management Development and Compensation Committee of the Board or by such other committee of the Board as the Board may designate, the members of which are all “Independent Directors” for purposes of the New York Stock Exchange listing requirements, “outside directors” within the meaning of Section 162(m) of the Code, and “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the Board will administer the 2008 Plan insofar as it relates to awards to non-employee directors of the Company, including the members of the Committee, and all references to the Committee insofar as its relates to the administration of awards to non-employee directors will be deemed to mean the Board. Subject to the terms of the 2008 Plan, the Committee has the authority to select recipients of awards, determine the size and type of awards to be made and determine the terms, conditions and limitations on which awards are made, including amendment of the terms and conditions of awards previously granted. The Committee has the discretionary authority to interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in the 2008 Plan, to prescribe, amend and rescind rules and regulations relating to the 2008 Plan, and to make all other determinations necessary or advisable for the administration of the 2008 Plan. The Committee may delegate to senior officers of the Company who may also be directors of the Company certain duties under the 2008 Plan, except that only the Committee may designate and make grants to employees (i) who are subject to Section 16 of the Exchange Act or (ii) whose compensation is covered by Section 162(m) of the Code.

General Provisions Applicable to All Awards

No awards made under the 2008 Plan may be assigned, pledged or transferred by a recipient other than by will or by the laws of descent and distribution, except that upon such conditions as may be approved by the Board, employees may gift options, other than ISOs, to immediate family members or family trusts. In no event could any award, or any rights or obligations thereunder, be transferred to any third party in exchange for value unless such transfer were specifically approved by the Company’s shareholders.

Special rules apply to awards under the 2008 Plan in the event of a “Change of Control” (as defined in the 2008 Plan). Under the 2008 Plan, unless otherwise provided in the applicable award agreement, immediately prior to a Change of Control or at such earlier time as the Committee may determine, each outstanding option and SAR would become fully vested and immediately exercisable, each outstanding Share of restricted stock and each outstanding restricted stock unit would immediately become free of all restrictions and conditions, and the stock or cash subject to each stock unit would be immediately delivered to the holder thereof. The 2008 Plan includes substantially the same Change of Control definition as the 1999 Plan, but permits an alternate definition to be used in the applicable award agreement in order to provide the Committee with additional flexibility in administering the 2008 Plan.

In the event of a consolidation, merger or similar transaction or series of transactions in which the Company is not the surviving corporation or in which the Company is acquired, any sale or transfer of all or substantially all of the Company’s assets, or a dissolution or liquidation of the Company, in each case other than any such transaction that qualifies as a Change of Control under the 2008 Plan, the Committee may, by vote of a majority of the members of the Committee who are Incumbent Directors (as defined in the 2008 Plan), make such provision for outstanding awards (including the termination of such awards, the assumption of awards, or the substitution of replacement awards) as it deems appropriate.

The Committee is required to make such adjustments to outstanding awards and to the various Share limits set forth in the 2008 Plan, in such manner as it determines to be appropriate, to reflect stock dividends, stock splits, combination of Shares, rights offering, recapitalization and similar events other than normal cash dividends, or any other events that constitute an “equity restructuring” within the meaning of Statement of Financial Accounting Standards No. 123R with respect to Shares.

The Committee may also make adjustments to reflect material changes in law or in accounting practices or principles, mergers, consolidations, dispositions or similar corporate transactions, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the 2008 Plan. The Committee may at any time discontinue granting awards under the 2008 Plan.

Subject to applicable law, the Board may amend, suspend or terminate the 2008 Plan, provided that shareholder approval would be required if such action would (i) increase the maximum aggregate number of Shares that may be delivered under the 2008 Plan, (ii) change the class of employees or other individuals eligible to participate in the 2008 Plan or (iii) effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act, Section 162(m) of the Code or the rules of the New York Stock Exchange (or if the Shares are listed on any other national stock exchange, the rules of such stock exchange).

The 2008 Plan contains a more extensive provision than the 1999 Plan in respect of Section 409A of the Code. The 2008 Plan incorporates recent regulations and guidelines relating to Section 409A of the Code that are not reflected in the 1999 Plan.

Certain Federal Tax Aspects of the 2008 Plan

The following summarizes the federal income tax treatment associated with options awarded under the 2008 Plan. The summary is based on the law as in effect on March 10, 2008. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options.    Neither the grant nor the exercise of an ISO results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per Share Fair Market Value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of Shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the Shares issued pursuant to the exercise of an ISO until on or after the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those Shares, then (a) upon a later sale or taxable exchange of the Shares, any recognized gain or loss will be treated for tax purposes as a long-term capital gain or loss and (b) the Company will not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the Fair Market Value of the Shares at the time of exercise of the ISO over the amount paid for the Shares or (ii) the excess of the amount realized on the disposition of the Shares over the participant’s aggregate tax basis in the Shares (generally, the exercise price). A deduction will be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise will eliminate the alternative minimum tax effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering Shares, or if the Shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of ISOs or the disposition of Shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for non-qualified stock options, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as non-qualified stock options (not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a Fair Market Value (determined as of the date of grant) in excess of $100,000.

Non-Qualified Stock Options.    A non-qualified stock option (that is, a stock option that does not qualify as an ISO) results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising a non-qualified stock option will, at that time, realize taxable compensation equal to (i) the per Share Fair Market Value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of Shares with respect to which the option is being exercised. If the non-qualified stock option was granted in connection with employment, this taxable income will also constitute “wages” subject to withholding and employment taxes. A corresponding deduction will be available to the Company. The foregoing summary assumes that the Shares acquired upon exercise of a non-qualified option are not subject to a substantial risk of forfeiture.

Section 162(m).    Section 162(m) of the Code currently provides that if, in any year, the compensation (with certain exclusions) that is paid to “covered persons” as defined in Section 162(m), which generally includes the Named Executives Officers included in the Summary Compensation Table, exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by the Company for federal income tax purposes, unless the compensation qualifies for an exception to Section 162(m) of the Code. Certain performance-based awards under plans approved by shareholders are not subject to the deduction limit. Stock options that would be awarded under the 2008 Plan are intended to be eligible for this performance-based exception.

Section 409A.    Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of an amount equal to 20% of the deferred amount, and a possible interest charge. Stock options granted with an exercise price that is not less than the Fair Market Value of the underlying Shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that would be awarded under the 2008 Plan are intended to be eligible for this exception.

A favorable vote by shareholders who hold at least a majority of the shares of Millipore Common Stock present or represented by proxy at the Annual Meeting and voting thereon is required for the adoption of the Millipore Corporation 2008 Stock Incentive Plan.

The Board of Directors recommends a vote FOR approval of the adoption of the Millipore Corporation 2008 Stock Incentive Plan.

Equity Compensation Plan Benefit Information

The following table shows, as to the Company’s equity compensation plans in effect on December 31, 2007: (i) the number of securities to be issued upon exercise of outstanding stock options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors; (ii) the weighted-average exercise price per share of outstanding options under the Millipore Corporation 1999 Stock Incentive Plan and the Millipore Corporation 1999 Stock Option Plan for non-employee Directors and (iii) the total shares remaining available for future issuance under the Millipore Corporation 1999 Stock Incentive Plan; the Millipore Corporation 1999 Stock Option Plan for Non-Employee Directors and the Millipore Corporation Employees Stock Purchase Plan.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by Shareholders	2,558,616	$52.55	2,145,243
Equity compensation plans not approved by Shareholders	0	0	0

OTHER INFORMATION

Millipore’s internet website address is www.millipore.com. Millipore’s corporate governance guidelines, the charter of each of the committees of the Board of Directors, the code of ethics (consisting of the Corporate Compliance Policy, the Employee Code of Conduct and the Rules of Conduct) and the Director Code of Conduct are available in a printable version on the website. Millipore intends to post on its website any amendment to, or waiver under, a provision of the code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing an equivalent function). A shareholder may also request a printed copy of any of these documents upon request in writing to “General Counsel, Millipore Corporation, 290 Concord Road, Billerica, MA 01821.”

SHAREHOLDER PROPOSALS

The deadline for receipt of shareholder proposals for inclusion in Millipore’s 2008 Proxy Statement is November 21, 2008. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention: Jeffrey Rudin, Secretary, Millipore Corporation, on or before the foregoing date.

The deadline for receipt of timely notice of shareholder proposals for submission to the Millipore 2009 Annual Meeting of Shareholders without inclusion in Millipore’s 2008 Proxy Statement is February 6, 2009. Unless such notice is received by Millipore at 290 Concord Road, Billerica, Massachusetts 01821, Attention: Jeffrey Rudin, Secretary, Millipore Corporation, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

FORM 10-K ANNUAL REPORT

Millipore’s Annual Report on Form 10-K for the year ended December 31, 2007 is available on the Internet along with the proxy materials. Shareholders also may obtain without charge a copy of Millipore’s Annual Report on Form 10-K for the year ended December 31, 2007 by writing to Joshua Young, Director, Investor Relations, Millipore Corporation, 290 Concord Road, Billerica, Massachusetts 01821.

OTHER BUSINESS

The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

Millipore Corporation

March 25, 2007

Appendix “A”

MILLIPORE CORPORATION

2008 STOCK INCENTIVE PLAN

1.	PURPOSE; HISTORY

The purpose of this 2008 Stock Incentive Plan, as may be amended from time to time (the “Plan”), is to advance the interests of Millipore Corporation (the “Company”) and its subsidiaries (as defined in Section 5 below) by enhancing the ability of the Company to (i) attract and retain employees and other persons who are in a position to make significant contributions to the success of the Company and its subsidiaries; (ii) reward such employees and other persons for such contributions; and (iii) encourage such employees and other persons to take into account the long-term interest of the Company and its subsidiaries through ownership of shares (“Shares”) of the Company’s common stock (“Stock”). This Plan is intended to replace the Millipore Corporation 1999 Stock Incentive Plan, as amended (the “Prior Plan”), which Prior Plan shall be automatically terminated and replaced and superseded by this Plan on the date on which this Plan initially becomes effective, except that any awards granted under the Prior Plan shall remain in effect pursuant to their terms.

The Plan is intended to accomplish these goals by enabling the Company to grant Stock-based and other incentive awards (“Awards”), including Stock options (“Options”), Stock appreciation rights (“SARs”), restricted Stock (“Restricted Stock”), and Stock units (“Stock Units”), all as more fully described below.

2.	ADMINISTRATION

The Plan will be administered by the Management Development and Compensation Committee of the Board of Directors of the Company (the “Board”) or by such other committee of the Board as the Board may designate (the Management Development and Compensation Committee or such other committee being herein referred to as the “Committee”). The Committee will determine the recipients of Awards, the times at which Awards will be made and the size and type or types of Awards to be made to each recipient and will set forth in such Awards the terms, conditions and limitations applicable to it. Awards may be made singly, in combination or in tandem. The Committee will have full and exclusive discretionary power to interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee will exercise its discretion consistent with qualifying the Award for that exception. All determinations and actions of the Committee made or taken under authority granted by any provision of the Plan will be conclusive and binding on all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee or the Board to make adjustments under Section 11 or Section 15 or to amend or terminate the Plan under Section 16. Notwithstanding the above and anything else in this Plan to the contrary, the Board will administer the Plan insofar as it relates to Awards to non-employee directors of the Company and will perform the same functions and have the same authority as described above as they may relate to Awards to non-employee directors of the Company. Each Award shall be evidenced by a written award agreement, contract or other document evidencing the grant of such Award (an “Award Agreement”), which may, but need not, require execution or acknowledgement by the Participant (as defined in Section 5 below).

3.	EFFECTIVE DATE AND TERM OF PLAN

The Plan shall be effective on May 8, 2008. The Plan will terminate on May 8, 2018, subject to earlier termination by the Board pursuant to Section 16. No Award may be granted under the Plan after the termination date of the Plan, but Awards previously granted may extend beyond that date.

4.	SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 11 below, the following Share maximums shall apply in administering the Plan:

(i) The maximum aggregate number of Shares that may be delivered under the Plan shall be equal to (A) 4,000,000 plus (B) any Shares that remain available under the Prior Plan, including Shares with respect to Awards granted under the Prior Plan that are forfeited following the date that the Plan is approved by the Company’s shareholders, of which 4,000,000 Shares may be granted as ISOs (as defined in Section 7(a) below).

(ii) The maximum number of Shares for which Awards may be granted to any Participant (as defined in Section 5 below) in any calendar year under the Plan shall be 1,000,000. With respect to Awards that are settled in cash based on the Fair Market Value (as defined in Section 7(c) below) of a Share, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted to any Participant in any calendar year of the Company under the Plan shall be equal to the per Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the number of Shares described in the immediately preceding sentence.

(iii) Each Share with respect to which an Option is granted under the Plan shall reduce the number of Shares available for delivery under the Plan by one (1). Each Share with respect to which a Stock-settled SAR is granted under the Plan shall reduce the number of Shares available for delivery under the Plan by one (1), regardless of the number of Shares actually delivered upon settlement of such Stock-settled SAR. Each Share with respect to which any other Stock-settled Award is granted under the Plan shall reduce the number of Shares available for delivery under the Plan by two and eighteen hundredths (2.18).

If any Award is canceled, forfeited, expires or terminates without the issuance of all Shares subject thereto, or is settled in cash, the number of Shares subject to such Award that were not issued with respect to such Award will not be treated as issued hereunder for purposes of reducing the aggregate number of Shares available (as determined under (i) and (iii) above) and will be available for future Awards. Notwithstanding the foregoing, if Shares issued upon exercise, vesting or settlement of an Award, or Shares owned by a Participant, are surrendered or tendered to the Company in payment of the exercise price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall not again become available to be delivered pursuant to Awards under the Plan.

Stock delivered under the Plan may be either authorized but unissued Stock or Shares purchased in the open market or otherwise. No fractional Shares will be delivered under the Plan and the Committee shall determine the manner in which fractional share value will be treated.

5.	ELIGIBILITY AND PARTICIPATION

Those eligible to receive Awards under the Plan (“Participants”) will be key persons in the employ of the Company or any of its subsidiaries (“Employees”), non-employee directors and consultants of the Company and its subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries. A “subsidiary” for purposes of the Plan will be an entity in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

6.	DELEGATION OF AUTHORITY

The Committee may delegate to senior officers of the Company who are also directors of the Company (including, without limitation, the Chief Executive Officer and/or President) its duties under the Plan (except as they relate to Awards to non-employee directors of the Company) subject to such conditions and limitations as the Committee may prescribe, except that only the Committee may designate and make grants to Participants (i) who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) whose compensation is intended to qualify as “qualified performance based compensation” under Section 162(m) of the Code.

7.	OPTIONS AND SARS

a. Nature of Options.    An Option is an Award entitling the Participant to purchase a specified number of Shares at a specified exercise price. Both “incentive stock options,” as defined in Section 422 of the Code (referred to herein as an “ISO”), and non-incentive stock options may be granted under the Plan. ISOs may be awarded only to Employees.

b. Nature of SARs.    A SAR is an Award that entitles a Participant to receive a payment (in stock or cash at Millipore’s discretion) upon exercise equal (i) to the per Share Fair Market Value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of Shares with respect to which the SAR is being exercised.

c. Exercise Price.    The exercise price of each Option or SAR shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of a Share at the time of grant; provided, that, in no case shall the exercise price of an Option or SAR be less, in the case of an original issue of authorized Stock, than the par value of a Share. For purposes of this Plan, “Fair Market Value” shall mean, (A) except as provided below, the closing price of a Share as reported on the New York Stock Exchange on the date of the grant (based on The Wall Street Journal report of composite transactions) or, (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or (C) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

d. Duration of Options and SARs.    In no case shall an Option or SAR be exercisable more than ten years from the date the Option or SAR was granted.

e. Exercise of Options and Conditions.    Options or SARs will become exercisable at such time or times, and on and subject to such conditions (including performance conditions), as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option or SAR may vest and/or be exercised, regardless of whether such acceleration results in unanticipated tax consequences for the holder of the Award.

f. Payment for and Delivery of Stock.    Full payment of the exercise price will be made at the time of the exercise of the Option, in whole or in part. Payment of the exercise price will be made in cash or in such other form as the Committee may approve, including, without limitation, delivery of Shares.

8.	RESTRICTED STOCK AND STOCK UNITS

Restricted Stock is an Award consisting of the delivery of Shares that are subject to the requirement that they be forfeited or offered for sale to the Company at a specified price (“forfeited”) if the restrictions or conditions specified with respect to the Award are not satisfied (“vesting conditions”). Restricted Stock may be awarded for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee.

A Stock Unit is an unfunded and unsecured promise, denominated in Shares, to deliver Stock, or cash measured by the value of Stock, in the future. A Stock Unit as to which the right to receive Stock or cash in the future is subject to vesting conditions is referred to herein as a “Restricted Stock Unit.”

The vesting conditions or other conditions applicable to a Restricted Stock Award or a Stock Unit Award (including a Restricted Stock Unit Award) shall be determined by the Committee in its discretion. The Committee may condition the grant or vesting of a Restricted Stock Award or a Stock Unit Award (including a Restricted Stock Unit Award) on the satisfaction of performance conditions (“Performance Criteria”), each such Award being herein referred to as a “Performance Award.” No Performance Award that is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code (a “162(m) Award”) shall be granted or shall vest, as the case may be, unless the applicable Performance Criteria (i) are pre-established by the Committee in writing no later than 90 days after the commencement of the period to which the Performance Criteria relate (the “Performance Period”) (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m) of the Code), and (ii) consist of an objectively determinable measure of performance relating to any combination of the following (measured absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographic basis or in combinations thereof): sales; revenues; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per Share basis; return on equity, investment, capital or assets; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; Stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups or split-offs; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any 162(m) Award that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the Performance Period. The Committee may, in its sole and plenary discretion, reduce or eliminate the amount of a 162(m) Award earned in a Performance Period, even if applicable Performance Criteria have been satisfied. No 162(m) Award shall be granted or shall vest, as the case may be, unless the applicable requirements set forth in Section 162(m) of the Code and the rules, regulations and guidelines thereunder have been satisfied. Notwithstanding the foregoing, nothing contained in this Section 8 will be deemed in any way to limit or restrict the Company, any of its subsidiaries, or the Committee from granting any Award that is not related to a 162(m) Award to any Participant or from making any award or payment under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

9.	TRANSFERS AND TERMINATIONS

a. No Award (other than an Award in the form of an outright transfer of Stock) may be assigned, pledged or transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Option or SAR will be exercisable only by the Participant or, in the event of a Participant’s incapacity, his or her guardian or legal representative. Notwithstanding the foregoing, with the approval of the Board of non-employee directors (and upon such terms and conditions imposed by the Board), Participants may gift Options (other than ISOs) to immediate family members or family trusts; provided that in no event may any Award (or any rights and obligations thereunder) be transferred to any third party in exchange for value unless such transfer is specifically approved by the Company’s shareholders.

b. Except as otherwise determined by the Committee or as otherwise provided in the applicable Award Agreement or an employment, retention, consulting or similar agreement between a Participant and the Company or one of its affiliates, the following rules shall apply upon the termination of a Participant’s employment or other service relationship with the Company and its subsidiaries:

(i) In the case of an Employee Participant, the portion of any Option or SAR granted to the Participant under the Plan that was not exercisable at the time of termination shall, except as provided below with respect to termination of a Participant’s employment by reason of “Retirement” (as defined in Section 9(b)(iii) below) or as otherwise provided in Section 15, immediately terminate and the balance of the Option or SAR, if any, shall remain exercisable for the shorter of (i) the 90-day period (or such longer period as provided in Section 15) following termination of employment, and (ii) the number of days for which the Option or SAR would have remained exercisable had the Participant’s employment not terminated; provided, that if the Participant’s employment is terminated for “cause” (as determined by the Committee), all portions of any Options or SARs then held by the Participant shall terminate immediately. Notwithstanding the foregoing, if the Committee so determines in connection with any Option or SAR, special post-termination exercise rules will apply if the Participant’s employment terminates by reason of Retirement. In any such case, each Option and SAR held by the Participant immediately prior to such Retirement shall become exercisable, and to the extent exercisable shall remain exercisable, for the duration of the special post-termination period specified by the Committee (the “Special Exercise Period”), on the same basis as would have applied had the Participant remained an Employee. The Special Exercise Period will begin on the date of termination of employment and end on the date, if any, specified by the Committee, but in no event later than the earlier of (A) the date the Option or SAR would have expired had the Participant actually remained an Employee, or (B) the fifth anniversary of the date of termination of employment.

(ii) In the case of an Employee Participant, except as otherwise determined by the Committee, (A) each unvested Award (other than an Award of Options or SARs) held by the Participant immediately prior to termination of employment shall (i) in the case of Restricted Stock, be immediately forfeited, and (ii) in the case of any Restricted Stock Unit, immediately terminate and expire, and (B) except as otherwise required by Section 409A of the Code, the Shares or cash subject to each Stock Unit Award that is then vested shall be delivered at the same time as they would have been delivered had the Participant remained an Employee; provided, that, if the Participant’s employment terminates by reason of Retirement, any Restricted Stock Unit previously granted to such Participant under the Plan shall become free of any and all restrictions. Notwithstanding the foregoing, if the Participant’s employment is terminated for “cause” (as determined by the Committee), all Restricted Stock and all Stock Units shall immediately be forfeited, expire and terminate.

(iii) For purposes of the Plan, unless otherwise provided in the applicable Award Agreement, “Retirement” shall mean the termination of a Participant’s employment with the Company and its subsidiaries (other than for “cause” (as determined by the Committee)) after the Participant has reached age 62 and has completed at least 10 years of service with the Company and its subsidiaries (as well as with any predecessor to the Company or its subsidiaries, to the extent that the Committee determines that service with such predecessor shall be recognized for this purpose).

(iv) In the case of a non-employee Participant, the treatment of Awards held by the Participant upon termination of his or her service relationship with the Company and its subsidiaries shall be as set forth in the applicable Award Agreement.

No Award nor any provision of the Plan shall confer upon any Participant any right to continue in the Company’s employ or limit in any way the Company’s right to terminate the Participant’s employment or other service relationship at any time. In no event shall the loss of profit or potential profit in any Award constitute an element of damages in the event of termination of the employment relationship of the Participant, even if the termination is in violation of an obligation of the Company or any of its subsidiaries. Notwithstanding any provision of this Section 9, if an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) and payment of such amount is intended to be triggered pursuant to Section 409A(a)(i) of the Code by a Participant’s separation from service, such term shall mean that the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

10.	DEATH OF PARTICIPANT

Except as otherwise provided in Section 15 and except as the Committee may otherwise determine, should a Participant die while in the employ of the Company (or a subsidiary) or within a Special Exercise Period (if applicable), the following rules shall apply: (a) if death occurs during employment, each Option and SAR, to the extent exercisable immediately prior to death, shall be exercisable by the Participant’s estate or by the person or persons designated in the Participant’s last will and testament until the earlier of (i) the first anniversary of death (or such earlier date as the Committee may establish at the time of the grant) and (ii) the date on which the Option or SAR would have expired had the Participant remained in the employ of the Company, and the balance, if any, of such Options and SARs shall immediately expire, and (b) if death occurs during a Special Exercise Period (if applicable), each Option and SAR will remain exercisable during the remainder of such period to the extent it would have been exercisable had the Participant lived.

11.	ADJUSTMENTS

a. In the event of a Stock dividend, Stock split or combination of Shares, rights offering, recapitalization or other change in the Company’s capitalization, other distribution to common shareholders other than normal cash dividends, or any other event that constitutes an “equity restructuring” within the meaning of Statement of Financial Accounting Standards No. 123R with respect to Shares, after the effective date of the Plan, the Committee shall, in the manner determined by the Committee, make appropriate adjustments to the aggregate and other limits specified under Section 4 above.

b. In any event referred to in paragraph (a), the Committee shall, in order to preserve the value of outstanding Awards and in the manner determined by the Committee, make appropriate adjustments to the number and kind of Shares or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan.

12.	RIGHTS AS A SHAREHOLDER

Except as specifically provided by the Plan, the receipt of an Award, other than an Award of Restricted Stock, will not give a Participant rights as a shareholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Shares.

13.	CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restrictions or legends from Shares previously delivered under the Plan until (a) all applicable federal and state laws and regulations have been complied with, (b) if the outstanding Shares are at the time listed on any stock exchange, the Shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of notice of issuance and (c) all other legal matters in connection with the issuance and delivery of such Shares have been satisfied. If the sale of Shares has not been registered under the Securities Act, the Company may require, as a condition to exercise of the Award, such representations and agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Shares bear an appropriate legend restricting transfer.

If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.

14.	TAX WITHHOLDING

The Company will have the right to deduct from any cash or Shares deliverable under the Plan any federal, state, local and foreign income and employment taxes that are required to be withheld and further to condition the obligation to deliver or vest Shares under this Plan upon the Participant’s paying the Company such amount as it may request to satisfy any liability for applicable withholding taxes. The Committee may in its discretion permit Participants to satisfy all or part of their withholding liability (but not in excess of the minimum withholding required by law) by delivery of Shares with a Fair Market Value equal to such liability or by having the Company withhold from Stock delivered upon exercise or vesting of an Award, Shares whose Fair Market Value is equal to such liability.

15.	CHANGE OF CONTROL

a. For purposes of this Plan, unless otherwise provided in the applicable Award Agreement, “Change of Control” shall mean the occurrence of any one of the following events:

(1) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (1) shall not be deemed to be a Change of Control if such event results from any of the following: (i) the acquisition of Company Voting Securities by the Company or any of its subsidiaries, (ii) the acquisition of Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) the acquisition of Company Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) the acquisition of Company Voting Securities pursuant to a Non-Qualifying Transaction (as defined in subparagraph (3) below);

(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose appointment, election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of non-employee directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director;

(3) the consummation of (i) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (A) the Company or (B) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (B), Company Voting Securities are issued or issuable (any event described in the immediately preceding clauses (A) or (B), a “Reorganization”) or (ii) the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of Company Voting Securities beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of (x) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of the Company in such Sale (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50%

of the total voting power (in respect of the election of non-employee directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Surviving Entity or Parent Entity that such beneficial owners hold immediately following the consummation of such Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a subsidiary), (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power (in respect of the election of non-employee directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if any person becomes the beneficial owner of 30% or more of the combined voting power of Company Voting Securities solely as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, such increased amount shall be deemed not to result in a Change of Control; provided, however, that if such person subsequently becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control shall then be deemed to occur.

b. Unless otherwise provided in the terms of the applicable Award Agreement, immediately prior to a Change of Control or at such earlier time as the Committee may determine to effectuate the purposes of the Plan, each outstanding Option and SAR shall become fully vested and immediately exercisable, each outstanding share of Restricted Stock and each outstanding Restricted Stock Unit shall immediately become free of all restrictions and conditions, and the Stock or cash subject to each Stock Unit shall be immediately delivered to the holder thereof. In addition, with respect to Options and SARs, the Committee may provide for any one or more of the following actions (or such other actions it deems appropriate) in its sole discretion:

(i) each holder of an outstanding Option or SAR shall be given (A) written notice of the occurrence of the Change of Control at least 20 days prior to its proposed effective date (as specified in such notice) and (B) an opportunity during the period commencing with delivery of such notice and ending on or prior to such proposed effective date, to exercise the Option or SAR in full, provided that, upon the Change of Control, all Options and SARs, to the extent not so exercised, shall automatically terminate; or

(ii) each holder of an outstanding Option or SAR shall, upon the Change of Control, become entitled to receive a cash lump sum payment in an amount equal to the product of (A) the excess, if any, of (i) the amount of consideration per Share received by the holders of Stock in the Change of Control over (ii) the exercise price per Share of such Option or SAR multiplied by (B) the number of Shares subject to such Option or SAR, and such Option or SAR shall be canceled upon the Change of Control; or

(iii) either the Surviving Entity or the Parent Entity, as the case may be (the “New Grantor”) shall provide to each holder of an outstanding Option or SAR, upon the Change of Control, in exchange for the cancellation of such Option or SAR, a substitute or replacement option or stock appreciation right in respect of the common stock of such New Grantor (the “New Option”), with appropriate adjustments to the exercise price and number of shares of New Grantor common stock issuable upon the exercise of the New Option as deemed appropriate by the Committee (and which, in the case of ISOs, are necessary to ensure that the New Option also qualifies as an ISO). The New Option (i) shall be fully vested and immediately exercisable, (ii) shall, in the event the employment with the Company or the New Grantor (and its or their subsidiaries and affiliates) of the holder of such New Option is terminated during the two-year period immediately following the Change of Control, remain exercisable for the remainder of the originally scheduled term of the original Option or SAR and (iii) shall otherwise be subject to the same terms and conditions as were applicable to the original Option or SAR, except as may otherwise be agreed by the Committee prior to the Change of Control.

Notwithstanding any provision of this Section 15, unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code), in the event of a Change of Control, any unvested but outstanding Awards shall automatically vest as of the date of such Change of Control and shall not be subject to the forfeiture restrictions following such Change of Control; provided that, in the event that such Change of Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code, such Awards (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change of Control.

c. In the event of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of Stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the then outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company, in each case other than any such transaction that constitutes a Change of Control, the Committee may, by vote of a majority of the members of the Committee who are Incumbent Directors, make such provision for outstanding Awards (including the termination of such Awards, the assumption of Awards, or the substitution of replacement awards) as it deems appropriate.

16.	AMENDMENTS AND TERMINATION

The Committee will have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with the Plan provided that, except for adjustments under Section 11 and Section 15 hereof, no such action will modify such Award in a manner adverse to the Participant without the Participant’s consent (or that of the Participant’s permitted transferee in the case of an Award that has been transferred in accordance with the terms of this Plan and such Award), except as such modification is provided for or contemplated in the terms of the Award. Notwithstanding the preceding sentence or any other provision of the Plan, in no event may any Option or SAR (i) be amended to decrease the exercise price thereof, (ii) be cancelled at a time when its exercise price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Stock, Stock Unit, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation, or action is approved by the Company’s shareholders, it being understood that an adjustment to the exercise price of an Option or SAR that is made in accordance with Section 11 or Section 15(b) shall not be considered a reduction in exercise price or “repricing” of such Option or SAR.

Subject to applicable law, the Board may amend, suspend or terminate the Plan except that no such action may be taken, without shareholder approval, if such action would (i) increase the maximum aggregate number of Shares that may be delivered under the Plan; provided that any adjustment under Section 11 shall not constitute an increase for purposes of this Section 16, (ii) change the class of employees or other individuals eligible to participate in the Plan or (iii) effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act, Section 162(m) of the Code or the rules of the New York Stock Exchange (or if the Shares are listed on any other national stock exchange, the rules of such stock exchange).

17.	MISCELLANEOUS

This Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to the principles of conflict of laws thereof.

18.	FOREIGN EMPLOYEES AND FOREIGN LAW CONSIDERATIONS

The Committee may grant Awards to Participants who are foreign nationals, who reside outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and comply with such legal or regulatory provisions, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or sub-plans as may be necessary or advisable to comply with such legal or regulatory provisions (including to avoid triggering a public offering or to maximize tax efficiency).

19.	SECTION 409A

a. It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

b. No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its affiliates.

c. If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Except as otherwise determined by the Committee in its sole discretion or as set forth in any applicable Award Agreement or an employment, retention, consulting or similar agreement between a Participant and the Company or one of its affiliates, such amount shall be paid without interest.

d. Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

MILLIPORE CORPORATION

290 CONCORD ROAD

BILLERICA, MA 01821-7037

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Millipore Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Millipore Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MILLPO1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED, DATED AND RETURNED IN THE ENCLOSED ENVELOPE.

MILLIPORE CORPORATION

Vote On Directors

The Board of Directors recommends that you vote “FOR” all nominees.

1. Election of Directors

NOMINEES:

01) Melvin D. Booth

02) Maureen A. Hendricks

03) Martin D. Madaus

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposals

The Board of Directors recommends that you vote “FOR” both proposals below.

For

Against

Abstain

2. Ratification of PricewaterhouseCoopers LLP as Millipore’s independent registered public accounting firm for the year 2008.

3. Approval of the adoption of the Millipore Corporation 2008 Stock Incentive Plan.

This proxy is solicited on behalf of the Board of Directors and unless otherwise specified in the boxes above, this proxy will be voted FOR ALL NOMINEES (Proposal 1), FOR Proposal 2, FOR Proposal 3 and, as to any other matter that may come before the meeting, in the discretion of the named proxies.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MILLIPORE CORPORATION

Annual Meeting of Shareholders May 8, 2008

The undersigned hereby constituted appoints MARTIN D. MADAUS, CHARLES F. WAGNER, JR. AND JEFFREY RUDIN and each of them singly, proxies and attorneys of the undersigned with the full power of substitution, to vote all shares of Common Stock of Millipore Corporation (“Millipore”) held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Shareholders of Millipore to be held in Billerica, Massachusetts on May 8, 2008 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

(Continued and to be signed on reverse side)

See Reverse Side

See Reverse Side